                                                        Exhibit (c)(1)(A)


                                SELF-CONTAINED
                         REAL ESTATE APPRAISAL REPORT


                             103 Space - Lakeside
                        Manufactured Housing Community
                             3291 Bankhead Highway
                            Douglas County, Georgia


                                 PREPARED FOR

                                Mr. Bill Petak
                       SunAmerica Life Insurance Company
                    Anchor National Life Insurance Company
                    First SunAmerica Life Insurance Company
           American International Life Assurance Company of New York
                          AIG Life Insurance Company
                      1 SunAmerica Center - 38/th/ Floor
                             Los Angeles, CA 90067



                                     AS OF


                                April 18, 2000




                                  PREPARED BY

                             WHITCOMB REAL ESTATE

                                   Whitcomb
                           _______           _______

                                  Real Estate

May 5, 2000


Mr. Bill Petak
SunAmerica Life Insurance Company
Anchor National Life Insurance Company
First SunAmerica Life Insurance Company
American International Life Assurance Company of New York
AIG Life Insurance Company
1 SunAmerica Center - 38/th/ Floor
Los Angeles, CA 90067

RE:      103 Space - Lakeside
         Manufactured Housing Community
         3291 Bankhead Highway
         Douglas County, Georgia

Dear Mr. Petak:

         At your request, we have inspected and appraised the above captioned property. We estimate the "as is" market value of the property rights outlined herein, as of June 1, 1999, based on an exposure period of six months, to be:

              - ONE MILLION SIX HUNDRED SIXTY THOUSAND DOLLARS -

                                 ($1,660,000)

         Our value estimate applies to the land as physically constituted and to the improvements actually in existence. Our value estimate reflects prevailing trends in the local real estate market. We have made a careful inspection, study, and analysis of the property, and have considered all factors, which, in our opinion, would tend to influence the market value of the subject.

         The subject is a 103-space, all-age manufactured housing community. The subject base rent is currently $224.00 per lot, per month. The rent was increased $15.00 per month April 1, 2000. The physical occupancy at the subject is currently 96.1%.

Mr. Bill Petak
May 5, 2000
Page 2


         This conclusion is premised on the Assumptions and Limiting Conditions as cited in our attached report, as well as the facts and circumstances as of the valuation date. This appraisal has been prepared in accordance with the "Uniform Standards of Professional Appraisal Practice" (USPAP) as published by the Appraisal Standard Board of the Appraisal Foundation, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and Collateral Mortgage Company's Appraisal Guidelines.

         This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.

         We appreciate this opportunity to be of service to you and would like to thank you for the help and information you provided. If you have any questions, please feel free to contact us.

Very truly yours,

WHITCOMB REAL ESTATE


/s/ L. Drake Moore
L. Drake Moore, MAI
REA #004008

                                TABLE OF CONTENTS

Title Page
Transmittal
Table of Contents..............................................................    4

INTRODUCTORY SECTION..........................................................     5
Photographs of the Subject....................................................     6
Summary of Facts and Conclusions..............................................     8
Scope of the Assignment.......................................................     9
Purpose and Function of the Report............................................    11
Appraisal Definitions.........................................................    11
Effective Date of Value.......................................................    12
Date of Inspection............................................................    12

DESCRIPTIVE SECTION...........................................................    13
Area Description..............................................................    14
Neighborhood Description......................................................    19
Manufactured Housing Community Market Overview................................    23
Land and Site Improvements....................................................    32
Improvement Description.......................................................    35
Ownership and Property History................................................    37
Occupancy.....................................................................    37
Zoning and Land Use Controls..................................................    38
Assessment and Taxes..........................................................    39
Marketability and Exposure Period.............................................    40

VALUATION SECTION.............................................................    42
Highest and Best Use..........................................................    43
Valuation Process.............................................................    48
Income Capitalization Approach................................................    49
Sales Comparison Approach.....................................................    66
Final Estimate of Value.......................................................    83
Certification.................................................................    84
Assumptions and Limiting Conditions...........................................    85

ADDENDA.......................................................................    89
Legal Description
Profile of Appraiser

                             INTRODUCTORY SECTION

                 PHOTOGRAPHS OF SUBJECT (Taken April 18, 2000)




                           [PHOTOGRAPH APPEARS HERE]



                                 View of Entry





                           [PHOTOGRAPH APPEARS HERE]



                         Typical Interior Street Scene

                 PHOTOGRAPHS OF SUBJECT (Taken April 18, 2000)



                           [PHOTOGRAPH APPEARS HERE]



                           View Of Wastewater Plant




                           [PHOTOGRAPH APPEARS HERE]



                         Typical Interior Street Scene

SUMMARY OF FACTS AND CONCLUSIONS
--------------------------------

Property Appraised:        103 Space - Lakeside
-------------------
                           Manufactured Housing Community
                           3291 Bankhead Highway
                           Douglas County, Georgia

Property Rights Appraised: Fee Simple Interest, subject to tenant leases
--------------------------

Land Area:                 31.4080 gross acres
----------

Improvements:              103 manufactured housing spaces. The development
-------------
                           has no amenities.

Owner:                     Windsor Park Properties 5
------

Zoning:                    R-8, Mobile Home Park by Douglas County
-------

Highest and Best Use:      As Vacant: Hold for future development as predicated
---------------------
                           by market demand.
                           As Improved: Current use (Manufactured Housing
                           Community)

Value Indications:         Income Approach                     $1,680,000
------------------
                           Sales Comparison Approach           $1,500,000

Final Estimate of Value:   $1,660,000
------------------------

Date of Appraisal:         April 18, 2000
------------------

Date of Inspection:        April 18, 2000
-------------------

SCOPE OF THE ASSIGNMENT
-----------------------

         This assignment encompasses providing an "as is" market value of the fee simple property rights, subject to tenant leases. The subject is a 103-space manufactured housing community, known as Lakeside Mobile Home Park, located in Douglas County, Georgia. The date of the valuation is April 18, 2000.

         The first step in the analysis is to develop a concise statement or definition of the appraisal assignment. This sets the limits of the analysis and eliminates any ambiguity about the nature of the assignment. This is accomplished by: 1) identifying the real estate being analyzed, 2) stating the effective date of value, 3) stating the purpose and use (function) of the analysis, 4) defining market value, 5) defining and identifying the property rights to be valued, and 6) stating the assumptions and limiting conditions applicable to the conclusions.

         After defining and accepting the assignment, the preliminary analysis, which was previously formulated in order to determine the character and extent of the proposed assignment, is reviewed and refined. The preliminary analysis also determines the amount of work that will be required to gather the necessary data. This analysis and work plan are dependent upon the character of the assignment and the type of property being analyzed. The next step is to make a physical inspection of the subject, which was accomplished on April 18, 2000, and its environs, including the gathering of general and specific data.

         General data consists of information on the principles, forces and factors that affect marketability and property value. This information includes regional and neighborhood trends, as well as social, economic, governmental and environmental forces that could or may have an effect on the subject's marketability and value. This general data contributes significantly to the understanding of the marketplace. Area data for Douglas County and the subject's immediate neighborhood was obtained from a number of published sources that are appropriately cited in the report. Based on the data produced through the research of the general area and neighborhood the initial searches for market data were extended back to January 1997. As there was adequate data from which to evaluate the subject property, during that time period, the search was not further extended or otherwise modified.

         Specific data relates to the property being appraised, including a detailed description of both the parcel comprising the subject site and the subject's existing site improvements, based upon the physical inspection of the premises and the neighborhood, together with various documents and drawings obtained from the owner, management and public services; as well as current and recent changes in ownership of the subject, occupancy, zoning and land use regulations affecting the subject, and assessment and real estate tax information applicable to the subject, obtained from the appropriate governmental agencies. The gathering of specific data also relates, as may be applicable, to the comparable land sales, improved sales and rentals selected. The majority of the market transactions were originally researched through the TRW

Scope of the Assignment

REDI subscription services, which were then visually inspected and verified with a principle of the transaction, a broker or agent involved in the transaction and through public records.

         In addition to the physical data, locational and income and expense information for the subject and, as available, for the comparable sales and rentals was utilized. Also considered are financing arrangements and/or unusual motivations of either buyer or seller that could or did affect selling prices or rentals.

         An integral part of the valuation process for the property is the determination of the highest and best use of the subject site: 1) as if vacant, and 2) as currently improved. The latter analysis is useful in identifying comparable properties, and determining whether the existing improvements should be retained, renovated or demolished. The land value estimate, as if vacant, is required when the land's contribution to total property value is sought, or when improvements are valued separately, as in the Cost Approach.

         After determining the subject site's highest and best use and gathering the necessary data, we integrate the information drawn from the market research and analysis of data and consider the application of the three valuation approaches - the Income Capitalization Approach, the Sales Comparison Approach and the Cost Approach - in order to derive a well-supported value estimate of the fee simple interest. Although the three approaches are interrelated, the property type and use will determine which approach or approaches are most appropriate. Upon completion of the applicable approaches, we reconcile the value conclusions derived in order to provide a final value estimate.

PURPOSE AND FUNCTION OF THE REPORT
----------------------------------

         The purpose of the appraisal is to express our opinion of the "as is" market value of the fee simple interest, subject to existing tenant leases, of the real estate, as of the date of inspection, April 18, 2000.

         The information, opinions, and conclusions contained in this report have been prepared as a basis for mortgage financing.


APPRAISAL DEFINITIONS
---------------------

         Market Value, as defined by the Office of the Comptroller of the Currency is:

         The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and passing of title from seller to buyer under conditions whereby:

                  -    buyer and seller are typically motivated;

                  - both parties are well informed or well advised and acting in what they consider their own best interests;

                  - a reasonable time is allowed for exposure in the open market;

                  - payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

                  - the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

         Fee Simple Interest is defined as the absolute ownership unencumbered by any other interest or estate subject only to the four powers of government./1/





______________
/1/ The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute, 1993.

PROPERTY RIGHTS APPRAISED
-------------------------

         The real estate interest appraised is that of ownership in fee simple interest, subject to existing tenant leases, and the property is appraised as if free and clear of mortgages, liens, servitudes and encumbrances, except those noted in the body of this appraisal.


EFFECTIVE DATE OF VALUE
-----------------------

         The effective date of our value is April 18, 2000, consistent with our date of inspection.


DATE OF INSPECTION
------------------

         L. Drake Moore, MAI inspected the property on April 18, 2000.

                              DESCRIPTIVE SECTION

AREA DESCRIPTION
----------------

Introduction
------------

         The economic vitality of the surrounding area and the immediate neighborhood encompassing the subject property is an important consideration in estimating demand and future cash flow potential of a particular property. The regional analysis usually focuses on the social, economic, governmental and environmental forces that effect real estate.

Definition of the Region
------------------------

         The Atlanta Region consists of 18 counties. The subject is in Coweta County. Atlanta is the largest incorporated area in the Atlanta Region. The city limits of Atlanta are located mostly within Fulton County, but there is a small section extending into neighboring DeKalb County. The subject is located 15 miles west of downtown Atlanta.

Overview of the Atlanta Region
------------------------------

         Atlanta is a major financial and corporate center for the entire southeastern United States. Its relatively low cost of living, mild climate, excellent transportation facilities, and a variety of educational and recreational facilities have contributed to its attractiveness as a place to live. The metropolitan area has been successful at attracting corporate relocations to the area. It also continues to be the city of choice for many start-up companies in a variety of service and manufacturing industries. Atlanta was the site of the 1994 Super Bowl and the 1996 Summer Olympic Games.

Overview of Atlanta Real Estate Market
--------------------------------------

         During the first half of the current decade, the primary objective of many participants in the Atlanta commercial real estate market was survival as the metro area struggled through the effects of the national recession which also effected most major markets throughout the United States. The survivors now appear to be enjoying an Atlanta marketplace that has strongly recovered. The primary sectors of ft commercial real market: office, industrial, apartments, and retail all experienced an oversupply during the 1930s. However, during the first part of the decade, demand exceeded additions to supply and, as a result, both occupancies and rents have increased.

         A number of factors have contributed to the Atlanta commercial real estate market's resurgence:

 .    The recovery of the nation's economy.

 .    Activity generated by the 1996 Olympic Games.

 .    The mature and well-developed metropolitan transportation infrastructure which includes:

 .    The strategic location at the junction of three interstate highways.

 .    Hartsfield International Airport which is one of the nation's busiest and has recently completed a $306 million concourse to service international air traffic.

Area Description

 .    The Metropolitan Atlanta Rapid Transit Authority (MARTA) rail system which was established in 1988 and now connects the downtown business area and the airport to suburban office and residential locations.

 .    Diverse job base anchored by services, retail trade, government and manufacturing employment.

         The above factors are market fundamentals that do not completely insulate the Atlanta area from periodic slumps in the national economy but generally serve to mitigate their effects. Atlanta's employment diversification has also proved to be attractive to many real estate investors. A number of recent surveys have chosen Atlanta as one of the more popular business and residential locations in the United States.

Population
----------

         During the early to mid-1970s, the City of Atlanta experienced substantial out-migration of population to the suburban areas, creating dramatic new suburban residential and commercial retail development. The primary directions of growth were northwest and northeast into the suburban counties of Cobb, Gwinnett and DeKalb.

         While the population of the metropolitan area was increasing rapidly, the City of Atlanta actually showed a 14.0 percent population decrease during the decade of the 1970s. Since 1980, the city's population has stabilized and may have even increased slightly. The suburban development trend has continued with many outlying areas now offering their own infrastructures.

         The previous chart is based on demographic statistics and estimates prepared by National Decision Systems (NDS). Some important points are: the population of the MSA has grown at a more rapid pace than either the State or Nation as a whole since 1980, and this trend is expected to continue for the next three to five years.

Households
----------

         Growth in households is important to both office and retail properties. The previous chart shows the MSA also experienced more rapid household growth than either the State or Nation as a whole since 1980 and this trend is expected to continue for the next three to five years.

Economic Base and General Conditions
------------------------------------

         The composition of Atlanta's labor force is diverse and not dominated by manufacturing or any one industry group. The trade and services sectors of the economy employ about 55% of the work force in the metropolitan area. A summary of Atlanta's employment characteristics is as follows:

 .    The labor force has grown by about 16 percent, in aggregate, since 1990.

Area Description

 .    The November, 1997, unemployment rate for the MSA was about 3.3 percent which is lower than the 3.5 percent for the State.

 .    The unemployment rate for the Atlanta area has consistently been lower than experienced by the State as a whole since I 990.

 .    Job growth during the latter part of the 1980s exhibited a declining trend and was negative in 1991. However, since 1991, this trend has reversed. In 1993 through 1995, job growth was estimated at 85,300, 96,800, and 77,900, respectively. The Georgia State University Economic Forecasting Center
     (EFC) estimated that the Atlanta regional economy created slower but still impressive levels of job growth in 1996 of about 76,000.

Directions of Growth
--------------------

       The primary directions of growth for the Atlanta area are generally considered to be in the 1-75 and 1-85 corridors both north and south of 1-285. Although the subject property is situated in one of the primary directions of growth for the metropolitan area, the tremendous growth has not stretched this far as yet.

Immediate Neighborhood
----------------------

         The subject neighborhood is located south of Atlanta along Interstate
85. The subject is located in the northwest quadrant of the intersection of Interstate 85 and Collinsworth Road. This area is generally rural in nature, which contributes to its desirability for housing. There are large tracts of vacant land nearby, but new development seems unlikely in the immediate future. Schools and shopping are located within a 20-minute drive. A competing manufactured housing community is located adjacent to the property.

Conclusion
----------

       Atlanta has seen a resurgence in job growth, approaching the experience of the mid- 1980s. The economy is driven by job growth which is generated by the airport, transportation infrastructure, and the desirable business climate. This, along with other factors, has translated into a healthy demand for industrial, retail and office space. The overall improvement of the Atlanta economy, together with the 1996 Olympic Games, have led to improvements in all segments of demand.

       Some recent positive and negative factors impacting Atlanta's economy are:

Negatives

 .    Metro Atlanta failed air quality standards set by the Clean Air Act which has led to Federal restrictions and potential loss of road building funds.

 .    Georgia Pacific is in the process of an early retirement program to eliminate about 1,400 jobs including about 160 in Atlanta.

Area Description

Positives
---------

 .    The 1996 Summer Olympic Games were the largest in history, attracting about
     10,000 athletes and sold about 9 million tickets. The Olympics were completed with a slight profit, a portion of which will be used to construct a permanent museum at Centennial Olympic Park.

 .    A $213 million sports arena has been approved on the site of the Omni
     Coliseum by the Fulton County Commission and the Atlanta City Commission so the Atlanta Hawks professional basketball team will stay in the downtown area.

 .    First Data Corporation (FDC), a Fortune 500 firm, is in the process of a staged relocation of its corporate headquarters from New Jersey to Atlanta. About 10% of FDC's 37,000 employees now work in the metro area.

 .    Lockheed Martin recently won a $700+/-million contract from the Australian
     Air Force to build12 C- 1 30 transport planes.

 .    General Motors started producing vans at its Doraville assembly plant in
     June 1996, after spending two years retooling the plant. Employment at the plant has now grown to about 3,300 jobs.

 .    Local companies like SunTrust Bank, Delta Airlines, and Norfolk Southern have recently announced significant hiring plans.

         All of these factors result in Atlanta having one of the most vibrant regional economies in the United States. The economy, driven by job growth at impressive levels, is currently favored by most real estate investor groups- It is therefore probable that Atlanta is likely to remain at the forefront of favored real estate investment locations for at least the next three to five years

                                   Area Map




                              [MAP APPEARS HERE]

                                                                              19
NEIGHBORHOOD DESCRIPTION
------------------------

         A neighborhood is defined as a portion of a larger community, or an entire community, containing a homogeneous group of inhabitants, buildings, or business enterprises.

Social Factors and Trends
-------------------------

         Douglas County had a 1990 population of approximately 71,800 and an estimated 1999 population of 93,500, while the city of Douglasville had a 1998 population of 17,508. The Atlanta Regional Commission estimates that Douglas County will grow to 100,400 by the year 2003 and is expected to double (over 1990 numbers) by the year 2020.

Economic Factors and Trends
---------------------------

         Presently labor is available for manufacturing and distribution operations in Douglas County. Presently, the labor force is over 50,000 people in Douglas County and over 875,000 within easy commuting range in the adjacent counties.

         The county is currently home to a diversity of business, manufacturing and distribution facilities, a growing retail center, and agricultural agencies. Some of the larger employers include Douglas County School System (1,839), Douglas County Government (550), HCA Parkway Medical Center (540), Kroger (400), Wal-Mart (379), Douglas General Hospital (365), Inner Harbour Hospitals, Ltd.
(273), Winn Dixie (250), Greystone Power Company (2098), and the Commercial Bank
(125).

         The county's largest industries include Alco Manufacturing Company
(130), Cay Metal Products (65), Metal Building Components (50), Robert Bosch Corporation (185), and Seasons 4, Incorporated (107). Major distribution facilities include ProSource Distribution (150), Hyundai Motor America, Mitsubishi Motor Sales of America, Progress Lighting, Treadway America Incorporated, and NIBCO, Incorporated. A number of support services including machine shops, electric motor service, mill supplies, fastener and welding services area are available to the various industries in the county.

Government Influences
---------------------

         A County Commission with a County Manager governs Douglas County. The commission consists of five elected members, with the chairman who serves full-time, being elected by the people. The other members of the commission serve on a part time basis. The County Manager is a full time employee. The city of Douglasville and Douglas County each have their individual zoning ordinances and subdivision design standards.

                                                                              20
Neighborhood Description

Location
--------

         The subject property is located in Douglas County approximately fifteen miles west of Atlanta. The neighborhood is generally bounded by the Interstate 20 to the south, the Southern Pacific Railroad to the north, Thornton Road to the east, and the Douglasville City limits to the west. The subject property is located in the northeast section of the neighborhood.

         The neighborhood is approximately 50% built up with commercial development along Bankhead Highway and residential development on secondary thoroughfares. Shopping is available two miles to the west of the subject property in Douglasville and two miles east of the subject property in Austell. With the development of Interstate 20, traffic moved away from Bankhead Highway in this area, with neighborhood retaining a rural flavor.

Access
------

         Primary access to the subject property is from Bankhead Highway, which interchanges with Thornton Road approximately one mile to the east of the subject. Bankhead, also known as U.S. Highway 78 is a two-lane asphalt thoroughfare. Douglas County is easily accessible via Interstate 20, which carries traffic eastward into Atlanta's central business district and westward into Birmingham, Alabama. Other major thoroughfares include U.S. Highway 78 and State Highway 5,6, 8, 92, 161 and 166, which provide access throughout the county and surrounding area. Overall, access to the subject property is considered good.

Housing
-------

         While the subject competes with all forms of housing to a certain degree, the closest competition is other manufactured housing communities. There are five manufactured housing communities near the subject. Lakeside Estates is also owned and operated by Windsor Park Properties and is located immediately east of the subject on Bankhead Highway. The other properties are discussed in the Manufactured Community Market Overview. Our surveys of residents indicate that a sense of community is the primary reason that people choose to reside in a manufactured housing community. There is also a sense of security, as residents pay close attention to comings and goings in the community. Douglasville, Lithia Springs and Austell are all bedroom communities to Atlanta. While the subject is not the least expensive form of housing in the neighborhood, it is also not the most expensive.

                                                                              21
Neighborhood Description

Summary and Conclusion
----------------------

         The subject property's location in regard to the local amenities in the form of shopping, recreational and activity centers is considered excellent. The infrastructure is in-place in the neighborhood. General real estate values have been increasing over the last three to four year period, although construction has been continuing at a rapid pace, on properties purchased during that period.

         Future development in the neighborhood is expected to continue, due to the improving infrastructure and the proximity to shops and other services. The subject property will benefit from its excellent location and lack of land zoned for new manufactured housing communities in Douglas County.

                               Neighborhood Map




                        [NEIGHBORHOOD MAP APPEARS HERE]

                                                                              23
MANUFACTURED HOUSING COMMUNITY MARKET OVERVIEW
----------------------------------------------

         The manufactured housing industry in the state of Georgia has matured over the past twenty years, as a direct result of the advancements in manufactured housing construction techniques and the continued ability of producers and dealers to make manufactured housing a relatively inexpensive housing alternative. Over this period the industry has progressed from it's original "trailer park" image, to the "mobile home park" and, finally, to its present status as "a manufactured housing community." This most recent status is only appropriate, as most manufactured homes are typically moved only once during their economic lifetime; from the manufacturer or dealer's lot to the homesite.

         According to the 1993 U.S. Housing Market Map, Georgia ranked 4th among states in the number of homes shipped in 1993. As shown on the following table, manufactured home shipments in Georgia increased annually since that time. Georgia's 1997 national ranking was 3rd.

                                 Manufactured
                                Home Shipments

                         ===========================
                                Year   Shipments

                         ----------------------------
                                1993     13,525
                         ----------------------------
                                1994     18,121
                         ----------------------------
                                1995     20,133
                         ----------------------------
                                1996     22,296
                         ----------------------------
                                1997     21,432
                         ============================
                Source: Georgia Manufactured Housing Association

         There is a narrow range of rates in the marketplace. Generally speaking, lot rent ranges between $239.00 per month to $268.00 per month. Services included in the rental rate vary and may include trash collection. At the subject water, sewer and trash collection is not included in the monthly lot rent. At the subject water and sewer is included in the monthly lot rent. In April 1998, an $8.00 monthly fee was assessed for trash collection. The subject base rent is $224.00 per lot, per month as of April 1/st/ and is supported by the market range.

         The subject is a 103-space, all-age manufactured housing community. The communities that are most competitive with the subject have been detailed on the following pages. These communities are currently between 88.9% and 99.5% occupied. The physical occupancy at the subject is currently 97.1%, and the economic occupancy is 96.1% as the assistant manager occupies one space rent-free. Although most of the comparables have a pool, the subject is located adjacent to a small lake. According to the Douglas County Planning Department, no new manufactured housing communities are planned.

                                                                              24
Manufactured Housing Community Market Overview

Summary
-------

         The manufactured housing market is strong in the state of Georgia. Shipments have increased annually over the last four years. Manufactured housing provides a lower cost housing alternative to site built homes and a sense of community to residents.

                                                                              25
Manufactured Housing Community Market Overview

West Atlanta Village
2970 Skyview Drive
Lithia Springs, Douglas County, Georgia


                            [PICTURE APPEARS HERE]




Location:                                   North Side of Skyview Drive

Number of Spaces:                           230

Property Description:                       All age manufactured housing
                                            community built in 1980's

Monthly Rental Rates:                       $239.00

Occupancy:                                  98.3% (226 of 230)

Services Included in Rates:                 None

Amenities:                                  Clubhouse, playground and swimming
                                            pool.

Verification/Date:                          Community Manager on April 18, 2000.

Comments:                                   This community is in good condition.
                                            This community is approximately one
                                            mile southeast of the subject. A $10
                                            charge per month is collected for
                                            trash collection. Park is actually
                                            larger, but several lots are too
                                            small and unusable.

============================================================================
Location  Access  Visibility  Condition  Amenities  Home Quality  Overall
----------------------------------------------------------------------------
Similar   Similar Similar     Similar    Similar    Similar       Similar
============================================================================

                                                                              26
Manufactured Housing Community Market Overview

Douglas Estates
One Barbara Lane Southwest
Lithia Springs, Douglas County, Georgia


                            [PICTURE APPEARS HERE]


Location:                                   North of Old Alabama Road, West
                                            of Maxham Road.

Number of Spaces:                           210

Property Description:                       All age manufactured housing
                                            community built in 1980's.

Monthly Rental Rates:                       $268.00

Occupancy:                                  99.5% (209 of 210)

Services Included in Rates:                 Trash Collection

Amenities:                                  Pool and Playground area.

Verification/Date:                          Community Manager on April 18, 2000.

Comments:                                   The property is in good condition
                                            and located approximately two and
                                            one half miles east of the subject.

=============================================================================
Location  Access   Visibility  Condition  Amenities  Home Quality  Overall
-----------------------------------------------------------------------------
Similar   Similar  Similar     Superior   Superior   Superior      Superior
=============================================================================

                                                                              27
Manufactured Housing Community Market Overview

Flagview Village
5682 Fairburn Road
Douglasville, Douglas County, Georgia



                            [PICTURE APPEARS HERE]



Location:                                   South Side of Fairburn Road,1/2mile
                                            West of I-20.

Number of Spaces:                           200

Property Description:                       All age manufactured housing
                                            community built in 1969.

Monthly Rental Rates:                       $268.00

Occupancy:                                  98.0% (196 of 200)

Services Included in Rates:                 None

Amenities:                                  Clubhouse, pool and playground.

Verification/Date:                          Community Manager on March 30, 1999.

Comments:                                   The park is well maintained. Park
                                            has only 8 doublewide lots. Rent was
                                            increased $30 in January.


============================================================================
Location  Access   Visibility  Condition  Amenities  Home Quality  Overall
----------------------------------------------------------------------------
Similar   Similar  Similar     Superior   Superior   Superior      Superior
============================================================================

                                                                              28
Manufactured Housing Community Market Overview

Springtime
3221 McKown Road
Douglasville, Douglas County, Georgia


                            [PICTURE APPEARS HERE]


Location:                                   South Side of Bankhead Highway

Number of Spaces:                           205

Property Description:                       All age manufactured housing
                                            community.

Monthly Rental Rates:                       $250.00

Occupancy:                                  99% (203 of 205)

Services Included in Rates:                 Trash

Amenities:                                  Swimming pool

Verification/Date:                          Subject manager on April 18, 2000

Comments:                                   The park has a rural location near
                                            east of Douglasville. The community
                                            is well maintained and full. Trash
                                            included in rent at $12 per month.


==============================================================================
Location   Access   Visibility  Condition  Amenities   Home Quality  Overall
------------------------------------------------------------------------------
Similar    Similar  Similar     Similar    Similar     Similar       Similar
==============================================================================

                                                                              29
Manufactured Housing Community Market Overview

Pinebrook MHP
4486 Cherokee Road
Douglas County, Georgia


                            [PICTURE APPEARS HERE]


Location:                                   East of SR 92, 1/4 mile north of
                                            IH-20.

Number of Spaces:                           147

Property Description:                       All age manufactured housing
                                            community.

Monthly Rental Rates:                       $270.00

Occupancy:                                  95.2% (140 of 147)

Services Included in Rates:                 Trash

Amenities:                                  Pool

Verification/Date:                          Community Manager on April 18, 2000

Comments:                                   The park is located near retail area
                                            of SR 92, and Flagview Village MHP,
                                            although there is no major road
                                            frontage.

=============================================================================
Location   Access   Visibility  Condition  Amenities   Home Quality  Overall
-----------------------------------------------------------------------------
Similar    Similar  Similar     Similar    Similar     Similar       Similar
=============================================================================

                                                      RENTAL COMPARABLE CHART
====================================================================================================================================
                                                                 NO. OF         MONTHLY
                                                                 SPACES/        RENTAL
NO.       NAME/LOCATION                                          % OCC.         RATES        SERVICES              AMENITIES
------------------------------------------------------------------------------------------------------------------------------------
1         West Atlanta Village                                    230/          $239.00   None                Clubhouse, playground
          2970 Skyview                                           98.3%                                        and pool.
          Lithia Springs, Douglas County, Georgia
------------------------------------------------------------------------------------------------------------------------------------
2         Douglas Estates                                         210/          $268.00   Trash collection.   Swimming pool and
          One Barbara Lane Southwest                             99.5%                                        playground.
          Lithia Springs, Douglas County, Georgia
------------------------------------------------------------------------------------------------------------------------------------
3         Flagview Village                                        200/          $268.00   None                Clubhouse, pool and
          5682 Fairburn Road                                     98.0%                                        playgrounds.
          Douglasville, Douglas County, Georgia
------------------------------------------------------------------------------------------------------------------------------------
4         Springtime                                              205/          $250.00   Trash collection    Swimming Pool
          3221 McKown Road                                       99.0%
          Douglasville, Douglas County, Georgia
------------------------------------------------------------------------------------------------------------------------------------
5         Pinebrook Estates                                       147/          $270.00   Trash collection    None
          4486 Cherokee Road                                     95.2%
          Douglasville, Douglas County, Georgia
------------------------------------------------------------------------------------------------------------------------------------
Subj.     Lakeside MHP                                            126/          $224.00   None                None
          3291 Bankhead Highway                                  88.9%
          Douglas County, Georgia
====================================================================================================================================

                  [RENT COMPARABLE LOCATION MAP APPEARS HERE]

LAND AND SITE IMPROVEMENTS
--------------------------

        The subject site is an irregularly shaped parcel of land containing approximately 31.408 acres, or approximately 1,368,132 square feet of gross area. The tract is of rolling topography and at street grade and drainage of the tract appears adequate. No adverse soil or subsoil conditions were noted during the physical inspection of the site.

        Utility services connected and in service on the date of valuation include the following:

          Sanitary Sewer:           Individual Septic tank
          --------------

          Water:                    Douglas County
          -----

          Electric:                 Greystone Power
          --------

          Gas:                      Austell Natural Gas
          ---

          Cable Television:         Media One
          ----------------

          Trash Collection:         Georgia Disposal.
          ----------------

          Ingress to and egress from the subject community is via Bankhead Highway (U.S. Highway 78). Access is rated good. Roadways that are laid-out to maximize the natural features of the terrain access the individual lots in the community. Roadway improvements include:

          Street-bed:               Bankhead Highway is an asphalt paved, two-
          ----------                lane thoroughfare.

                                    The streets in the community are
                                    asphalt-paved roadways and are 20-foot wide right-of-ways.

          Curb:                     Bankhead Highway has neither curbs nor
          ----                      gutters. The subject does not have
                                    curbs.

          Sidewalk:                 There are no sidewalks along Bankhead
          --------                  Highway, or in the community.

                                                                              33
Land and Site Improvements


          Streetlights:             Bankhead Highway has some overhead
          ------------              streetlights in this vicinity. There are
                                    pole-mounted lights throughout the
                                    community.

          Landscaping:              Grass and other planted areas are found
          -----------               throughout the site. Some lots have trees.

          Arrangements between the subject ownership and municipal and/or public utility authorities for the connection of telephone and electricity are presumed to exist, although neither a plan specifically identifying the location of all underground lines nor contracts providing for their installation were provided to us.

Encumbrances
------------

          Our review of the deed and county property records did not reveal any adverse or potentially adverse interests that would affect the utility of the subject property. Specifically, there are no recorded or otherwise known liens, defects in title or adverse easements. Additionally, there are no rent controls in effect in Douglas County.

Easements
---------

          Standard utility easements for electricity and telephone are assumed to exist. No other easements were identified to us.

Encroachments
-------------

          There were no obvious encroachments observed during the inspection of the subject and neighboring properties.

Environmental
-------------

         There were no obvious areas of contamination on or about the subject site. We are not qualified in environmental hazards and recommend an audit be performed.

Functional Utility
------------------

          The subject parcel, which is slightly irregular in shape and contains approximately 31.408 acres, is large enough to accommodate building improvements and roadways as well recreational amenities and green areas. The site is considered functional for various residential development scenarios. The current development as a 103-space manufactured housing community with an overall density of approximately 3.28 spaces per acre is considered low for modern standards, but the site is considered functional for use as a manufactured housing community.

Land and Site Improvements


                             [IMAGE APPEARS HERE]



                                   Site Plan

                                                                              35
IMPROVEMENT DESCRIPTION
-----------------------

     The subject is improved with 103 manufactured housing community pads. There are 5 doublewide units. The individual lots vary in size, averaging approximately 4,000 square feet. The development has no common area amenities. Park equipment is housed in sheds behind the manager's home.

     The community streets are asphalt paved and 30 feet wide. The streets were observed to be in average to poor condition.

Age and Condition
-----------------

     The subject community and site improvements were originally built in 1966. The community is approximately 30 years old. The common areas, streets, and individual mobile homes observed to be in average overall condition. Overall maintenance levels in the community are rated good.

Improvement Description                                                       36


--------------------------------------------------------------------------------


                                   Lakeside
                          Manufactured Home Community

              A great community for people who want to enjoy life


     ------------------------------------------------------------------





                              [MAP APPEARS HERE]




     -----------------------------------------------------------------------

                Single-section and multi-section homesites and
                 beautiful late model resale homes available.

           . On-sale Professional                .  Spacious Homesites
             Management                          .  Planned Community
                                                    Activities

                            [LETTERHEAD OF CHATEAU]


--------------------------------------------------------------------------------

                                  Site Layout

                                                                              37
OWNERSHIP AND PROPERTY HISTORY
------------------------------

         The ownership of the subject property, as recorded in the Official Records of Douglas County, Georgia in Deed Book 612 at Page 541, is in the name of Windsor Park Properties 5. According to the property owner, the subject is not currently listed for sale or the subject of a pending contract.


OCCUPANCY
---------

         A fully developed 103-space manufactured housing community currently occupies the subject property. According to the manager, there are 3 spaces vacant and one space occupied by the assistant manager. We have incorporated no income attributable to the sale of homes in our analysis. The economic occupancy is 96.1%.

         Rental rates at the community are $224.00 per month. The last rent increases occurred in April 2000 and was $15.00. In April 1998, the resident started paying for trash collection. Water and sewer is included in the rent.

                                                                              38
ZONING AND OTHER LAND USE CONTROLS
----------------------------------

         The subject property is located in Douglas County and is zoned "R-8" Mobile Home Park. This classification allows a density of 6 units per acre. The property was in existence prior to the adoption of the current regulations and is considered a legal, non-conforming use.

Flood Hazard
------------

         Douglas County is a participant in the Federal Emergency Management Agency (FEMA) flood map system. According to Flood Map Community Number 130306, Panel 0015A, dated January 2, 1980, the property is located in Zone "C" which is defined as an area of minimal flooding.

Environmental
-------------

         We observed no obvious areas of contamination on or about the site, but recommend an environmental audit be performed.

ASSESSMENT AND TAXES
--------------------

         The subject property is identified in the Douglas County records under Parcel Number 362-180-7. The assessed value of the subject property totals $453,280. The state of Georgia utilizes a 40% assessment ratio. The total tax liability for 1998 was $12,705.44. According to the Tax Collector's Office, all taxes are current.

         Assessed values, for purposes of property taxation are determined on January 1, of each year. In the state of Georgia, properties are assessed at 40% of the market. Tax bills are issued in arrears. For instance, the 1998 taxes were payable in December 1998, and January 1999. Properties are reassessed annually and equitability of assessments is a basis for appeal.

         The table below illustrates the tax liability for the subject property since 1996.

                       ===============================

                           Year       Total Taxes
                       -------------------------------
                           1999        $12,614.78
                       -------------------------------
                           1998        $12,705.44
                       -------------------------------
                           1997        $12,705.44
                       -------------------------------
                           1996        $14,087.94
                       ===============================

         Historically the taxes have varied, but we would expect some increase in future years as the demand for governmental service increases. We have forecast stabilized taxes at $12,614.78 reflective of the 1999 amount.

         In comparison to our market value opinion contained herein, the subject's assessed value appears low. It is our opinion that the subject property is under assessed. It is not uncommon for manufactured housing communities to be under assessed, since large parts of the value can be attributed to the entrepreneurial skill in acquiring the land and filling the community.

                                                                              40
MARKETABILITY AND EXPOSURE PERIOD
---------------------------------

         The subject property as discussed in the Neighborhood Analysis and Manufactured Housing Community Market Overview sections of this report is competitive and marketable with other properties in the marketplace.

         There are typically four classes of purchasers attracted to this type of development. The first are the tenants/residents of the community, purchasing on a cooperative or condominium basis to reduce rental rates. The second class of purchaser would be the single owner/operator who purchases a community as an income and investment vehicle. Third would be the "traditional" manufactured housing community owner/developer who views the community as a safe, long-term investment. Finally, there is the institutional investor or syndicate (REIT) which owns several large manufactured housing communities on a statewide/nationwide basis.

         Due to the stability of manufactured housing community investments, the REIT investors have been a major player in the marketplace. In 1994, REIT investors bid down capitalization rates for new, large communities. However, after the initial splash, REIT investments have slackened as property owners have placed premium prices on their properties. Resident groups have also increased demand for manufactured housing community investments. According to our banking sources, resident groups are able to borrow money at debt coverage ratios as low as 1.0 to 1. The banks view resident group loans as good quality with minimum risk. Typical payback periods range between five and eight years. All age communities, like the subject, typically are not candidates for resident purchase.

         Discussions with large institutional manufactured housing community investor representatives and local area realtors, indicated that "properly priced", stable, well kept manufactured housing communities should "be under contract" within a six to eight month period in today's market. However, our research has also revealed that very few communities are "listed" for sale and that for the most part brokers solicit owners for buyers.

         Our discussions further indicated that institutional investors required a minimum of 200 spaces, and pricing would reflect an 8.50% to 9.50% overall capitalization rate requirement for senior communities. All age communities typically reflect higher capitalization rates due to a less stable occupancy base. Pricing is established by processing gross income, reduced by a 2% to 3% vacancy and credit loss factor with expenses of 35% of effective gross income. An additional capital charge of 3% to 5%, based on overall condition, is deducted to arrive at a net operating income (NOI). This criterion is generally the most restrictive pricing, as other investors will tend to accept lower expense ratios (30%), no capital charges and a lower overall rate.

                                                                              41
Marketability and Exposure Period

         Interest rates are low and financial institutions are again willing to lend money for existing real estate projects with good occupancies. The presence of life insurance companies and conduit programs has made the financing of manufactured housing communities a very competitive business. The insurance companies and conduit programs will lend on a non-recourse basis, with terms ranging from 10 to 20 years.

         In early October 1998, commercial mortgage backed securities (CMBS) lenders restructured their pricing for long term fixed rate loans. These loans had historically been priced based on an interest rate spread above Treasury Securities. The secondary market for these loans became illiquid and lenders were unable to sell the loans profitably. Consequently, although interest rates on Treasuries have fallen, the interest rates on securitized loans has increased. Our discussions with national lenders indicate that long term, fixed rate loans are still available, but at a minimum interest rate of 7.25% to 8.0%.

         On the basis of the preceding analysis, in our opinion, the exposure period for the subject would be within the range indicated by the industry participants, and we estimate an exposure period of six months.

                               VALUATION SECTION

                                                                              43
HIGHEST AND BEST USE
--------------------

         Highest and Best Use may be defined as:

                  "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and which results in the highest value."/2/

         The highest and best use of a specific parcel of land does not depend on subjective analysis by the property owner, the developer, or the appraiser; rather, the competitive forces within the market where the property is located shape highest and best use. Therefore, the analysis and interpretation of highest and best use is an economic study of market forces focused on the subject property.

         Market forces also shape market value. The general data that is collected and analyzed to estimate property value is also used to formulate an opinion of the property's highest and best use as of the effective date of the appraisal. In all valuation assignments, value estimates are based on use. The highest and best use of a property to be appraised provides the foundation for a thorough investigation of the competitive positions of buyers and sellers in the marketplace. Consequently, highest and best use can be described as the foundation on which market value rests. Without interaction in the marketplace, highest and best use would not exist and market value estimations would be impossible.

         When potential buyers contemplate purchasing real estate for personal use or occupancy, their principal motivations are perceived benefits of enhanced enjoyment, prestige, and privacy. Purchasers of investment property are frequently motivated by the promise of net income or capital accumulation and certain tax advantages. These investors are more directly concerned with feasibility, an indication that a project has a reasonable likelihood of satisfying their specific objectives. These objectives may include assured occupancy, establishing operating costs at a reasonable and acceptable level, and potential property appreciation.

_____________
  /2/ The Appraisal Institute, The Appraisal of Real Estate, 10th Edition
                               ----------------------------
Chicago: The Appraisal Institute, 1992, page 275.

                                                                              44
Highest and Best Use

         Analysis of the highest and best use of: 1) the land as though vacant, and 2) the property as improved, is essential in the valuation process. Through highest and best use analysis, we attempt to interpret the market forces that influence the subject property and identify the use on which the final value estimate will be based. This determination is based on the analysis and interpretation of prevailing market conditions, the trends affecting the buyers and sellers in the marketplace, and the existing use of the subject property.

         Analyzing the highest and best use of the land as though vacant serves two functions. First, it helps identify comparable properties that should have highest and best uses of the land as though vacant, similar to that of the subject property. The second reason is to identify the use that would produce maximum income to the land after property income is allocated to the improvements. In the Cost Approach and some income capitalization techniques, a separate value estimate of the land is required. Estimating the land's highest and best use as though vacant becomes the necessary part of deriving a land value estimate.

         There are also reasons to analyze the highest and best use of the property as improved. The first is to help identify comparable properties that should have the same or similar highest and best uses as the improved subject property. The second is to decide whether the improvements should be demolished, renovated or retained in their present condition. They should be retained as long as they have some marketable value and the return from the property exceeds the return that would be realized by a new use, after deducting the costs of demolishing the old building and constructing a new one. Identification of the existing property's most profitable use is crucial to this determination.

         The highest and best use of both the land as though vacant and the property as improved must meet four criteria. The highest and best use must be:

         1.   Legally Permissible
         2.   Physically Possible
         3.   Financially Feasible
         4.   Maximally Productive

         These criteria are usually considered sequentially; a use may be financially feasible, but this is irrelevant if it is physically impossible or legally prohibited. Only when there is a reasonable possibility that one of the prior, unacceptable conditions can be changed is it appropriate to proceed with the analysis. If, for example, current zoning does not permit a potential highest and best use, but there is a possibility that the zoning can be changed, the proposed use can be considered on that basis.

                                                                              45
Highest and Best Use

Legally Permissible
-------------------

         The use must be legal. The use must be probable, not speculative or conjectural. There must be a profitable demand for such a use and it must return to the land the highest net return for the longest period of time.

         Legal restrictions, as they apply to the subject property, are of two types, i.e., private restrictions (deed restrictions, easements, etc.) and public restrictions (zoning, building codes, environmental regulations and historic district controls, etc.). These latter restrictions must be investigated, to the best of our ability, because they may preclude many potential highest and best uses. No information regarding private restrictions affecting the subject was uncovered in our research or provided by the client. It is assumed that only common restriction, i.e., utility easements, etc. are in-place, which would not be of any significant consequence to the development of the site.

         If the highest and best use of the site or property is not allowed under current zoning, but there is a reasonable probability that a change in zoning could be obtained due to shifting economic and social patterns, these conditions can be considered determining highest and best use. However, we must fully disclose all pertinent factors relating to a possible zoning change, including that the change will not be granted. We must also be sensitive to potential public reaction to proposed development projects since adverse reactions from local residents and the general public have stopped many real estate developments. The existing and/or projected use should be harmonious with the nature and condition of existing neighborhood development.

         The subject is located in an area designated by the Douglas County Zoning Ordinance as an "R-8", Mobile Home Park. The property, as constructed, is a non-conforming legal use of the land. The current use of the subject meets the legally permissible criteria of this analysis.

Physically Possible
-------------------

         The second constraint imposed on the possible use of the property is that dictated by the physical aspects of the site itself. Size, shape and terrain of the parcel of land affect the uses to which it can be developed. The utility of the parcel may depend on its frontage and depth. Also considered are the capacity and availability of public utilities. When a site's topography or subsoil conditions make development restrictive or costly, its potential use is adversely affected. In general, the larger the site is, the greater the potential for achieving economies of scale or flexibility in development.

         The highest and best use of a property as improved also depends on physical considerations such as size, design and condition. The condition of the property and its ability to continue in its current use may be relevant. If the property should be converted to another use, the cost of conversion must be analyzed in light of the returns to be generated by the new use. Obviously, the costs of conversion depend on the property's existing physical condition.

                                                                              46
Highest and Best Use

         The primary subject site is irregular in shape and contains a total area of 31.408 acres. The site is generally level and has access from Bankhead Highway. The lack of major thoroughfare frontage would preclude most types of commercial development. The size and shape of the site does not restrict maximum flexibility and development, and the subject's development has made an adequate use of the site as indicated by its current density of approximately 3.28 spaces per acre.

Financially Feasible
--------------------

         After determining which uses are physically possible and legally permissible, we have eliminated many uses from consideration. Then the uses that meet the first two criteria are analyzed further to determine which are likely to produce an income, or return, equal to or greater than the amount needed to satisfy operating expenses, financial obligations and capital amortization. All uses that are expected to produce a positive return are regarded as financially feasible.

         To determine financial feasibility, we then estimate the future gross income that can be expected from each logical highest and best use. Vacancy and collection losses and operating expenses are then subtracted from each gross income to obtain the likely net operating income (NOI) from each use. A rate of return on the invested capital can then be calculated for each use. If the net revenue capable of being generated is enough to satisfy the required rate of return on investment and provide a return on the land, the use is financially feasible within some price limit.

Maximally Productive
--------------------

         Of the financially feasible uses, the use that produces the highest price, or value, consistent with the rate of return warranted by the market for that use is the highest and best use. To determine the highest and best use of land as though vacant, the same rate of return is often used to capitalize income streams from different uses into their respective values. This procedure is appropriate if all competing uses have similar risk characteristics. If not, differing rates of return would be required. The use that produces the highest value is the highest and best use.

         To test the highest and best use of land as though vacant or a property as improved, an appraiser analyzes all logical, feasible alternatives. The market usually limits the number of property uses to a few logical choices. Each alternative use must first meet the tests of physical possibility and legal permissibility. The uses that meet the first two tests are then analyzed to ascertain how many financially feasible alternatives must be considered.

         An appraiser must exercise caution in performing market analysis to support an estimate of highest and best use. Although a given site may be particularly well suited for a specific use,

                                                                              47
Highest and Best Use

there may be a number of other sites that are also well suited, and some may be better suited. Therefore, the appraiser must test the highest and best conclusion to ensure that existing and potential competition from other sites has been fully recognized.

Highest and Best Use - Vacant Land
----------------------------------

         In determining the highest and best use of the site as vacant, the most restrictive constraint is the legal use of the site. In the Zoning section of this appraisal, it was noted that manufactured housing community development of the property is a legal, specific use of the site.

         We have also noted that there are a number of competitive manufactured housing communities in the subject's neighborhood. Due to the non-availability of space for immediate manufactured housing community development fees and a lack of financing for speculative projects, it is unlikely that there will be speculative manufactured housing community development in the foreseeable future.

         Current trends in the manufactured housing sales would preclude the development of a manufactured housing community until such time as the market has improved. In our opinion, the highest and best use of the site, as if vacant and available for development, would be to hold the property for future sale as the market trends might predicate.

Highest and Best Use - As Improved
----------------------------------

         The site is currently improved with a 103-space all age manufactured housing community. The use of the site is a legal non-conforming use under the current zoning code. The subject property has been in existence as a manufactured housing community since 1968.

         The improvements are well situated on the site. The site has access via Bankhead Highway, also known as U.S. Highway 78. The amenities for this size and type of improvement are better than the competitors. The use of the site is physically possible. Some demand for manufactured housing in this area is evident, as the subject is fully developed and has a high level of occupancy. As evidenced in the Income Capitalization Approach, the property is capable of providing an acceptable return to an owner, demonstrating the financial feasibility of the subject property.

         The property, as currently improved, is physically possible, legally permissible, financially feasible and maximally productive. Therefore, in our opinion, the highest and best use of the property as improved is its current use as a 103-space all age manufactured housing community.

                                                                              48
VALUATION PROCESS
-----------------

         There are three recognized approaches to the valuation of real property: Cost; Income; and, Direct Sales Comparison. The appropriateness of each approach varies with the type and age of the property under examination, as well as the quantity and quality of applicable market data as of the appraisal date. In the analyses and appraisal of the subject property, we have considered the positive and negative aspects of each approach for this specific assignment.

         The Cost Approach provides a value indication based on the depreciated cost of the improvements added to land value. The Income Approach produce an estimate of value through an economic analysis of the net income derived from the property and is converted to a capital sum at an appropriate rate. The Direct Sales Comparison Approach produces an estimate of value through a comparison of similar properties, which have been transferred in the local market.

         In the analysis of a stabilized manufactured housing community, investors are primarily concerned with cash flow to service any debt and the equity positions. While development costs are important for developing communities, investors assume that these costs are adequately accounted for in rental levels. In communities where developers have made money on the sale of homes by offering low space rental rates, an investor would not be willing to compensate a seller for any more than the income to be received. The subject property is a fully developed community, with no expansion possibilities; therefore, a potential investor would be primarily interested in the cash flow and equity return. Due to the subjectivity of depreciation estimates and the lack of comparable land sales, we have omitted the cost approach.

         A number of positive and negative factors were believed to affect the overall value of the subject property.

         On the positive side, the following were considered.

         1.   The community is located along a small lake.

         2.   The community has a high level of occupancy.

         Partially offsetting the positive influences are negative factors among which the following were considered the most pertinent:

         1.   The subject is an older property and has some smaller lots.

         With the above factors in mind, the Income Capitalization and Sales Comparison Approaches will now be discussed in detail on the following pages.

                                                                              49
INCOME CAPITALIZATION APPROACH
------------------------------

         As an introduction to the analysis of the subject it is helpful to identify the goals and objectives of both buyers and sellers of properties such as the subject.

         From the standpoint of a seller, maximum price is of course an initial goal. Tempered by capital gains considerations and the potential for recapture of book depreciation accruals, a seller is often forced to consider a negotiated price that may include such concessions as interim or permanent financing. Dictated by market forces, the rate, term, and amount of financing may be favorable, neutral, or unfavorable with respect to the ultimate selling price.

         The purchasers of investment realty naturally prefer to pay a minimum price subject to terms. Within the goal of price minimization purchasers seek:

         1. Cash flow relative to capital investment measured either on a pre-income tax or post-income tax basis.

         2.  Minimal capital investment to permit leverage.

         3.  Equity build-up through mortgage amortization.

         4.  Sheltered income through accumulation of book depreciation.

         5.  Capital accumulation through market appreciation.

         The relative importance of the above factors to an investor's formula is difficult to quantify. Institutional investors, speculators, developers, financial institutions, and syndicators do not uniformly apply the same investment strategies. Location, property size, tenant mix, age of the property, absence or presence of long term leases, assignability of existing debt, condition of the facility, level of occupancy, quality of management, and other related factors are among the criteria that affect the marketability of an income-producing property.

                                                                              50
Income Capitalization Approach

         The first step in the Income Approach to value involves the estimate of future net operating income to be generated by the property. The estimate of net operating income is derived through the process of estimating the total potential gross income (PGI), from lot rentals, less any vacancy and credit loss, added to the estimate of income from other sources, producing an effective gross income (EGI) estimate. All expenses associated with the operation of the property are then deducted to yield a stabilized net operating income (NOI) estimate.

         In our estimate of the stabilized net operating income, we have considered the subject's current rent and expense levels and historical trends, together with current rent and expense levels at manufactured housing communities similar to the subject. The subject's historical income and expenses for 1996, 1997, 1998 and 1999 have been presented, in the table on the following page. It should be noted that we have grouped a number of expense items for reporting purposes.

         Although the expenses do not appear unreasonable, we have also relied on market comparables. Current income and expense information on three comparable manufactured housing communities has also been presented in this section.

         The data on the tables has been arrayed to display the "percent of total income" and "dollar per space" figures, consistent with industry reporting practices. We have combined some of the owners expense categories for purposes of comparison.

         Our analysis of each component of income, vacancy and credit loss and expenses follows these tables, and has been summarized in the Reconstructed Operating Statement found on Page 63.

================================================================================================================================

                                               Lakeside Manufactured Housing Summary of Historical Operations

                                     Pct. of     $ Per                 Pct. of     $ Per                   Pct. of      $ Per
                            1996     Income      Space       1997      Income      Space        1998       Income       Space
--------------------------------------------------------------------------------------------------------------------------------
Income:
Rents                     $ 207,154    98.46%  $ 2,011.20   $ 213,188   101.33%  $ 2,069.79     $231,367      95.63%  $ 2,246.28
Utility Income                    -     0.00%           -           -     0.00%           -        6,513       2.69%  $    63.23
Miscellaneous/Other           3,245     1.54%       31.50       3,305     1.57%       32.09        4,067       1.68%       39.49
                          ------------------------------------------------------------------------------------------------------
Total Income              $ 210,399   100.00%    2,042.71   $ 216,493   102.90%    2,101.87     $241,947     100.00%  $ 2,349.00

Expenses:
Insurance                     2,053     0.98%       19.93       2,400     1.14%       23.30        2,588       1.07%       25.13
Office                       21,858    10.39%      212.21      17,249     8.20%      167.47       12,406       5.13%      120.45
Maintenance & Supplies       20,103     9.55%      195.17      13,011     6.18%      126.32       14,029       5.80%      136.20
Management Expense           10,231     4.86%       99.33      10,556     5.02%      102.49       11,878       4.91%      115.32
Wages & Benefits             13,040     6.20%      126.60      19,638     9.33%      190.66       19,520       8.07%      189.51
Property Taxes               14,088     6.70%      136.78      14,652     6.96%      142.25       15,167       6.27%      147.25
Utilities                    20,052     9.53%      194.68      20,109     9.56%      195.23       27,448      11.34%      266.49
                          ------------------------------------------------------------------------------------------------------
Total Expenses            $ 101,425    48.21%  $   984.71   $  97,615    45.09%  $   947.72     $103,036      42.59%  $ 1,000.35

Net Operating Income      $ 108,974    51.79%  $ 1,058.00   $ 118,878    56.50%  $ 1,154.16     $138,911      57.41%  $ 1,348.65
================================================================================================================================

============================================================

                                       Pct. of     $ Per
                              1999      Income      Space
------------------------------------------------------------
Income:
Rents                        $ 240,083    95.33%  $ 2,330.90
Utility Income                   8,722     3.46%  $    84.68
Miscellaneous/Other              3,027     1.20%       29.39
                             -------------------------------
Total Income                 $ 251,832   100.00%  $ 2,444.97

Expenses:
Insurance                        1,520     0.60%       14.76
Office                          13,542     5.38%      131.48
Maintenance & Supplies          10,479     4.16%      101.74
Management Expense              12,608     5.01%      122.41
Wages & Benefits                22,092     8.77%      214.49
Property Taxes                  13,086     5.20%      127.05
Utilities                       29,125    11.57%      282.77
                             -------------------------------
Total Expenses               $ 102,452    40.68%  $   994.68

Net Operating Income         $ 149,380    59.32%  $ 1,450.29
============================================================

Income Capitalization Approach                                                52

Income Analysis
---------------

     The general practice in the local market is to charge a base lot rent on a monthly basis. As previously discussed in the Manufactured Housing Community Market Overview section of this report, this rate at the subject is $209.00.

     The base lot rate generally includes water and sewer. Base lot rents typically generate between 90% and 99% of the total income in a manufactured housing community. Based on the market range, we are of the opinion that the subject has a reasonable rent structure within market levels.

Potential Gross Income
----------------------

     As any potential purchaser would incorporate a one-year forecast of potential gross income at the existing rent levels, our analysis must, and has, also accounted for this. In our forecast of total rental income, we have projected 12 months at the current rent levels, based on the current rent roll. The total potential gross income from lot rentals is $276,864.

Vacancy and Credit Loss
-----------------------

     Vacancy and credit loss is typically a very small percentage in an established community, due primarily to the high cost of relocating homes. The current physical occupancy at the subject property is 97.1%. All age communities typically have a more transient occupancy than do senior communities. According to the management, concessions are no longer available. We have estimated stabilized vacancy and credit loss at 5.0% to account for both physical and economic vacancy, and credit loss.

     Total vacancy and credit loss has been estimated to be $13,843. The effective gross income from rentals is estimated to be $263,021.

Utility Income
--------------

     The community has its own wells and private wastewater systtem. In April 1998, the residents started to reimburse the landlord for trash pick-up. In the past, the community paid for the trash. Trash income amounted to $63.23 per space in 1998 and $84.68 per space in 1999. We have projected utility income at $85.00 per space or $8,755 annually.

Income Capitalization Approach                                                53

Other Income
------------

     Historically the subject has reported miscellaneous income, ranging from $31.50 per space in 1996 to $39.49 in 1998. This category includes late fees, bad check charges and other miscellaneous income items. The owner reported that the late fee charge has been recently increased and a strict policy by management is in force. We have relied on the 1998 amount to estimate miscellaneous income at $35.00 per space or $3,605 per year.

Effective Gross Income
----------------------

     Effective Gross Income is derived from income based upon the current economic rent less a vacancy and credit loss allowance for present and anticipated income losses due to any tenant changes. Our estimate of the stabilized effective gross income of $275,381 is detailed below.

     ================================================================================================

                                   Lakeside Manufactured Housing Community
                                             Effective Gross Income

     ================================================================================================
     Gross Potential Rental Income:
                          Monthly                         Monthly
          Spaces           Rent                            Total                      Annualized
     ------------------------------------------------------------------------------------------------
            103          $224.00                          23,072                        276,864
     ------------------------------------------------------------------------------------------------
     Less:
       Vacancy & Credit Loss                                             5.0%            13,843
                                                                                 --------------------
     Effective Gross Income From Lot Rentals                                     $      263,021

     Trash Income                                                                $        8,755

     Miscellaneous Income                                                                 3,605
                                                                                 --------------------
     Effective Gross Income                                                      $      275,381

     ================================================================================================

Income Capitalization Approach                                                54

Operating Expense Analysis
--------------------------

     The following discussion addreses each of the line item expenses for the property. We have presented 1996, 1997, and 1998 and 1999 amounts, together with the comparable expense data, followed by our stabilized estimate of the expense.

     The comparable expense information has been obtained from a number of reliable sources and we have presented it in a summary form, on the following page, to maintain confidentiality. The expense comparables range in size from 130 to 251 spaces. These communities have operations similar to the subject, including connection to municipal or county utility systems.

             Manufactured Housing Community Comparable Operations


                                                  Pct. of        $ Per                      Pct. of       $ Per
Spaces                                   195      Income         Space             130      Income        Space
------------------------------------------------------------------------------------------------------------------
Income:
Rents                               $304,839       97.35%      $1,563.28      $341,763       99.44%     $2,628.95
Miscellaneous/Other                    8,301        2.65%          42.57         1,923        0.56%         14.79
                                    ------------------------------------------------------------------------------
Total Income                        $313,141      100.00%      $1,605.85      $343,686      100.00%     $2,643.74

Expenses:
Insurance                             $6,733        2.15%         $34.53        $2,848        0.83%        $21.91
Office/Administration                 17,845        5.70%          91.51         9,264        2.70%         71.26
Maintenance & Repairs                 33,198       10.60%         170.24        21,766        6.33%        167.43
Management Expense                     3,641        1.16%          18.67             0        0.00%          0.00
Wages & Benefits                      33,590       10.73%         172.26        40,235       11.71%        309.50
Property Taxes                        39,211       12.52%         201.08        23,005        6.69%        176.96
Utilities                             16,996        5.43%          87.16        57,397       16.70%        441.52
                                    ------------------------------------------------------------------------------
Total Expenses                      $151,215       48.29%        $775.46      $154,515       44.96%     $1,188.58

Net Operating Income                $161,926       51.71%        $830.39      $189,171       55.04%     $1,455.16
                                    ==============================================================================


                                                          Pct. of       $ Per
Spaces                                          251       Income        Space
--------------------------------------------------------------------------------
Income:
Rents                                      $375,664       99.57%      $1,496.67
Miscellaneous/Other                           1,619        0.43%           6.45
                                           -------------------------------------
Total Income                               $377,283      100.00%      $1,503.12

Expenses:
Insurance                                    $7,366        1.95%         $29.35
Office/Administration                        29,468        7.81%         117.40
Maintenance & Repairs                        37,153        9.85%         148.02
Management Expense                            5,300        1.40%          21.12
Wages & Benefits                             29,113        7.72%         115.99
Property Taxes                               50,000       13.25%         199.20
Utilities                                    24,181        6.41%          96.34
                                           -------------------------------------
Total Expenses                             $182,581       48.39%        $727.42

Net Operating Income                       $194,702       51.61%        $775.70
                                           =====================================

Income Capitalization Approach                                                56

Insurance
---------

     Insurance charges are typically property specific based on the location and the amenity package. Historically, these charges have varied annually, ranging from approximately $19.93 per space in 1996 to $25.13 per space in 1998. The comparable expense data indicated a range from $21.91 to $34.53 per space. We have placed emphasis on the historical amounts, supported by the comparables. We have used $20.00 per space in our estimate of this expense. This is equal to $2,060 annually and represents approximately 0.75% of the estimated effective gross income.

=======================================================================================================================
                 1996         1997         1998         1999         Comp         Comp         Comp       Stabilized
                                                                       1            2            3         Estimate
-----------------------------------------------------------------------------------------------------------------------
Total            $2,053       $2,400       $2,588       $1,520       $6,733       $2,848       $7,366       $2,060
-----------------------------------------------------------------------------------------------------------------------
% EGI              0.98%        1.14%        1.07%        0.60%        2.15%        0.83%        1.95%        0.75%
-----------------------------------------------------------------------------------------------------------------------
$/Space          $19.93       $23.30       $25.13       $14.76       $34.53       $21.91       $29.35       $20.00
=======================================================================================================================

Office/Administration
---------------------

     This expense category is also project specific due to varying classifications of expense categories. We have attempted to include like items in this category for both the subject and the expense comparables. For the subject, this category includes office expense, supplies, licenses, dues, subscriptions, professional fees, postage, advertising and telephone. Historically, this expense has ranged from $120.45 per space in 1998 to $212.21 per space in 1996. The expense comparables indicated a range for this category from $71.26 to $117.40 per space. We have relied primarily on the comparables, with consideration given to the historical data. We have estimated the administrative/office expense at $130.00 per space or $13,390 per year. This estimate is equal the equivalent of 4.86% of the effective gross income estimate.

=======================================================================================================================
                 1996         1997         1998         1999         Comp         Comp         Comp       Stabilized
                                                                       1            2            3         Estimate
-----------------------------------------------------------------------------------------------------------------------
Total           $21,858      $17,249      $12,406      $13,542      $17,845       $9,264      $29,468       $13,390
-----------------------------------------------------------------------------------------------------------------------
% EGI             10.39%        8.20%        5.13%        5.38%        5.70%        2.70%        7.81%         4.86%
-----------------------------------------------------------------------------------------------------------------------
$/Space         $212.21      $167.47      $120.45      $131.48      $ 91.51       $71.26      $117.40       $140.00
=======================================================================================================================

Income Capitalization Approach                                                57

Maintenance and Supplies
------------------------

     These expenses are project specific based on the age and condition of the property. Many properties expense capital items rather than capitalizing them, which results in abnormal spikes in the expense amounts in certain years.

     Historically, maintenance and repair expenses have ranged from $126.32 per space in 1997 to $195.17 in 1996. We observed the community to be in average condition. Several asphalt streets need to be repaired. However, as the community continues to age additional maintenance efforts will be necessary. The expense comparables indicate a wide range of expense in this category from $148.02 per space to $170.24 per space. Our stabilized estimate of this expense is $120.00 per space or $12,360 annually, based primarily on the historical data. This estimate is equal to approximately 4.49% percent of the estimated effective gross income.

=======================================================================================================================
                  1996        1997         1998         1999         Comp          Comp         Comp      Stabilized
                                                                       1            2            3         Estimate
-----------------------------------------------------------------------------------------------------------------------
Total           $20,103      $13,011      $14,029      $10,479      $33,198       $21,766     $37,153      $12,360
-----------------------------------------------------------------------------------------------------------------------
% EGI              9.55%        6.18%        5.80%        4.16%       10.60%         6.33%       9.85%        4.49%
-----------------------------------------------------------------------------------------------------------------------
$/Space         $195.17      $126.32      $136.20      $101.74      $170.24       $167.43     $148.02      $120.00
=======================================================================================================================

Management Fee
--------------

     Management fees have historically been approximately 5% of effective gross income. Management fees are charged at two of the expense comparables and were equal to 1.16% and 1.40%. The overall market range for management fees was found to range from approximately 3.0% to 5.0% of effective gross income.

     We have estimated a fee of 5.0% of effective gross income, considered adequate for the management of a property of this size, in this location. Applying this percentage to the effective gross income estimate produces an annual amount of $13,769 or $133.68 per space per year.

Income Capitalization Approach                                                58


Wages and Benefits
------------------

     This expense includes all of the costs associated with the on-site staff. These costs including payroll, payroll and unemployment taxes and any health insurance benefit package. At the subject, the expenses attributed to on-site management range from $126.60 per space for annualized 1996 to $190.66 per space in 1998. The assistant on-site manager receives free rent as part of her compensation package.

     The expense comparables indicate a wide range of expense in this category from $115.99 per space to $309.50 per space. Our estimate of this expense has been based primarily on the historical data. Our estimate of $210.00 per space, is equal to $21,630 annually or 7.85% of the estimated effective gross income.

=======================================================================================================================
                 1996         1997         1998         1999         Comp         Comp         Comp       Stabilized
                                                                       1            2            3         Estimate
-----------------------------------------------------------------------------------------------------------------------
Total           $13,040      $19,638      $19,520      $22,092      $33,590      $40,235      $29,113      $21,630
-----------------------------------------------------------------------------------------------------------------------
% EGI              6.20%        9.33%        8.07%        8.77%       10.73%       11.71%        7.72%        7.85%
-----------------------------------------------------------------------------------------------------------------------
$/Space         $126.60      $190.66      $189.51      $214.49      $172.26      $309.50      $115.99      $210.00
=======================================================================================================================

Property Taxes
--------------

     This category of expense represents the annual real estate tax liability of the property. This category is project specific due to location and taxing authority. We have not used the expense comparables for the estimate this expense.

     In our analysis we have relied on the analysis as presented and discussed in the Assessment and Taxes section of this report. Our analysis indicated a 1999 tax liability of $12,615. This estimate is equal to $122.48 per space or 4.58% of the effective gross income estimate.

Income Capitalization Approach                                                59

Utilities
---------

     This category of expense is also project specific, due to the number and type of services that are included in the rent. In this case, this line item includes the costs of providing water and trash pick-up for the homesites and water, sewer, electric and trash collection for the common areas of the community. Only one of the expense comparables provides utilities in the base rent. Typically, utilities are passed through to the tenant. The comparables, as shown below, indicate a wide range from $87.16 to $441.52 per space. We have estimated the utility expense at $280.00 per space or $28,840 annually. This is equivalent to 10.47% of the effective gross income estimate.

=======================================================================================================================
                 1996         1997         1998         1999         Comp         Comp         Comp       Stabilized
                                                                       1            2            3         Estimate
-----------------------------------------------------------------------------------------------------------------------
Total           $20,052      $20,109      $27,448      $29,125      $16,996      $57,397      $24,181      $28,840
-----------------------------------------------------------------------------------------------------------------------
% EGI              9.53%        9.56%       11.34%       11.57%        5.43%       16.70%        6.41%       10.47%
-----------------------------------------------------------------------------------------------------------------------
$/Space         $194.68      $195.23      $266.49      $282.77      $ 87.16      $441.52      $ 96.34      $280.00
=======================================================================================================================

Reserves
--------

     Property owners do not typically account for reserves for capital replacement. This category represents the inclusion of set-asides for major recurring or capital type expenditures experienced periodically by any property. This item is typically accounted for either on a dollar per space ($20.00 to $30.00) or a percentage (0.5% to 2.0%) of effective gross income. We have used $30.00 per space per year, believed adequate to cover future capital costs. This equates to $3,090 annually, equal to approximately 1.12% of the effective gross income estimate.

Income Capitalizaiton Approach                                                60

Expense Summary
---------------

     To summarize, we have estimated the stabilized total operating expenses for the subject to be $107,754. This estimate is equal to 39.13% of the effective gross income estimate or $1,046.16 per space annually.

                                 Expense Summary

=======================================================================================================================
                 1996         1997         1998          1999          Comp          Comp         Comp       Stabilize
                                                                         1            2             3        Estimate
-----------------------------------------------------------------------------------------------------------------------
Total          $101,425      $97,615    $ 103,036       $102,452     $151,215     $ 154,515     $182,581    $ 107,754
-----------------------------------------------------------------------------------------------------------------------
% EGI             48.21%       45.09%       42.59%         40.68%       48.29%        44.96%       48.39%       39.13%
-----------------------------------------------------------------------------------------------------------------------
$/Space        $ 984.71      $947.72    $1,000.35       $ 994.68     $ 775.46     $1,188.58     $ 727.42    $1,046.16
=======================================================================================================================

     As shown on the preceding table, expenses have historically represented between 40.68% (1999) and 48.21% (1996) of the Effective Gross Income, reflective of the community filling. The expense comparables, as summarized above, indicated a range from 44.96% (Comparable Number 2) and 48.39% (Comparable Number 3).

     Our estimate of total expenses is equal to 39.13% of the effective gross income estimate. It should be noted that total expenses have been reduced due to the reimbursement of the trash pick-up cost, which was previously absorbed by the community. Real estate taxes are also lower. Historical expenses did not include a reserve for capital expenditures. Additionally, none of the expense comparables reflect a reserve for capital expenditures, which has been included in our estimate. The subject's historical expenses include concessions given to fill the community, which are no longer applicable.

     Our estimate of net operating income is $167,627. Our stabilized estimate of income and expenses for the subject is presented on the following page.

Income Capitalization Approach                                                61

================================================================================================================


                                        Lakeside Manufactured Housing Community
                                             Stabilized Operating Statement

                                                                                      % of          $ per
                                                                       Amount         EGI           Space
================================================================================================================
Total Effective Gross Income                                        $   275,381    100.00%      $    2,673.60

Expenses
Insurance                                                           $     2,060      0.75%      $       20.00
Office                                                                   13,390      4.86%             130.00
Maintenance & Repairs                                                    12,360      4.49%             120.00
Management Expense                                                       13,769      5.00%             133.68
Wages & Benefits                                                         21,630      7.85%             210.00
Property Taxes                                                           12,615      4.58%             122.48
Utilities                                                                28,840     10.47%             280.00
Reserves                                                                  3,090      1.12%              30.00
                                                                   ---------------------------------------------
Total Expenses                                                      $   107,754     39.13%      $    1,046.16

Net Operating Income                                                $   167,627     60.87%      $    1,627.44
================================================================================================================

Income Capitalization Approach                                                62

Capitalization Discussion
-------------------------

     Two alternative methods of valuation are employed in the Income Approach. Direct capitalization is a method of converting net operating income into market value, employing a "capitalization" rate based upon market perimeters. This approach is particularly applicable to properties with a stable income stream, or in cases where income, and consequently value, can be projected to increase at a constant or stable rate.

     An alternative valuation method is yield capitalization, which employs a year-by-year projection of income and expenses, recognizing rent changes and the cost of improvements as they occur. Yield capitalization, also known as Discounted Cash Flow Analysis, is considered most appropriate in the valuation of properties with uneven income streams. Since investors are unwilling to pay for any upside from vacant units, fully developed manufactured housing communities are typically valued by direct capitalization.

Direct Capitalization
---------------------

     Direct capitalization of net operating income by an overall capitalization rate extracted from the market provides an excellent indication of market value. Purchasers of manufactured housing communities most often utilize this method. This method is the most easily understood, closely related to the market, and convincing if the overall rates abstracted from recent sales are from comparable sale properties and accurate income data are available. Income data was available from all of the comparable sale properties included in this report.

Market Data
-----------

     The comparable sale data shown in the Sales Comparison section of this report indicated an overall capitalization rate from 9.15% to 12.15%. Our analysis of this data indicated a narrow range in overall capitalization rates, which tend to be influenced by the size of the community and its age and condition.

                                Comparable Sales

          ===============================================================
               Sale            Sale Date                  Overall
              Number                                Capitalization Rate
          ---------------------------------------------------------------
                1                11/99                    10.17%
          ---------------------------------------------------------------
                2                09/97                    12.15%
          ---------------------------------------------------------------
                3                03/99                     9.27%
          ---------------------------------------------------------------
                4                08/98                    10.82%
          ---------------------------------------------------------------
                5                12/97                     9.15%
          ===============================================================

     Sale comparable one consists of two Sun Communities (Rentals No. 2 and 3) properties in Douglas County that recently sold. The properties are in good condition and the rents were increased $30.00 per month after the sale. Sale comparable two is a similar size community

Income Capitalization Approach                                                63

located in a western suburb of Atlanta. The property is older but in good condition. Sale comparable three is a property located in an eastern Atlanta suburb. The property is in similar condition as the subject. Sale comparable four is larger and in good condition. The property is located in Augusta. The rents were increased shortly after purchase by $15.00 per month. Sale comparable five is a property located in a northern Atlanta suburb. The property is in similar condition as the subject.

     As discussed in the Marketability and Exposure Period section of this report, our sources indicated that institutional investors required 8.5% to 9.5% overall capitalization rates for projects in the 200 space range and were the most restrictive in pricing due to stringent criteria. We also found that REIT investors were bidding rates down even further. Our information revealed that manufactured housing community cooperatives and associations would more likely accept slightly lower overall rates, while the small investor would require a slightly higher rate.

     Based on the comparison of the sale data to the subject and considering the current investor and interest rate environment, the overall rate for the subject would likely be in the 9.5% to 10.5% range. We have concluded a rate of 10.0%, reflective of the subject's location and physical characteristics and the current interest rate environment.

Debt Coverage Ratio Method
--------------------------

     As an alternative to market-derived overall capitalization rates, we have developed an overall rate through the Debt Coverage Ratio analysis. The parameters for this calculation are summarized below.

     The Debt Coverage Ratio Method of income capitalization essentially measures the risk involved in mortgage lending. Its usefulness to mortgage underwriting takes the form of establishing a degree of safety with a given set of loan terms.

     Mortgage underwriting typically focuses on positive debt coverage, (net operating income/annual mortgage debt service or NOI/ADS), rather than market value, as a negative cash flow after debt service may indicate a probability that a mortgage loan could be in jeopardy. Accordingly, if the greatest portion of the property's value is debt capital, as established by the loan-to-value ratio, annual debt coverage in underwriting is a major consideration. The debt coverage ratio method is therefore market based and direct.

     By multiplying this risk factor by the projected mortgage payment requirement an estimate of the required overall rate to satisfy the lender's minimum risk requirements can be derived.

Income Capitalization Approach                                                64

     The formula for this procedure is: M x f x DCR = R, where;

                               M  =     Loan to Value Ratio
                               f  =     Mortgage Constant
                             DCR  =     Debt Coverage Ratio
                               R  =     Overall Rate

     To establish the criteria for the development of the Debt Coverage Ratio Method, we have conducted a recent survey of lenders; the results are summarized below:

       =========================================================================================
         Contact                                Cary Monroe               Rob Adrid
       -----------------------------------------------------------------------------------------
         Affiliation                         Monroe & Giordano      United Southern Bank
       -----------------------------------------------------------------------------------------
         Type Of Lender                           Conduit               Conventional
       -----------------------------------------------------------------------------------------
         Nominal Mortgage Interest Rate    230 Basis Points over    250 Basis Points over
                                            10 year Treasuries          5 to 10 year
                                                                     Treasuries with a
                                                                        floor of 8.0%
       -----------------------------------------------------------------------------------------
         Amortization Period                      30 Years              15 - 20 Years
       -----------------------------------------------------------------------------------------
         Loan Term                                10 Years              5 - 10 Years
       -----------------------------------------------------------------------------------------
         Debt Coverage Ratio                    1.20 - 1.25              1.20 - 1.25
       -----------------------------------------------------------------------------------------
         Loan To Value Ratio                        80%                      75%
       =========================================================================================

     Our survey of local lenders indicated an annual interest rate of 8.5%.

     A mortgage loan would be available at 75% of the market value, based on a 20-year amortization schedule. Based on these criteria the indicated annual interest rate constant is 10.4139%. Additionally, our survey indicated that a minimum debt coverage ratio (DCR) of 1.25 to 1.00 would likely be required for a property similar to the subject. An overall capitalization rate, based on these assumptions, has been developed as shown below:

===========================================================================================================
            M                            F                          DCR                         OAR
                           X                           X                           =
   Loan to Value Ratio           Mortgage Constant          Debt Coverage Ratio             Overall Rate
-----------------------------------------------------------------------------------------------------------
          0.75                        0.104139                      1.25                      0.09763
-----------------------------------------------------------------------------------------------------------
         Rounded                                                                                9.8%
===========================================================================================================

     The debt coverage ratio method indicated a capitalization rate based upon financing by local banks. However, as the popularity of manufacturing housing community investments has

Income Capitalization Approach                                                65

increased, alternate sources of financing have become available through insurance companies and conduit programs.

     The presence of institutional investors in the market and the dearth of quality real estate investments have bid down rates on manufactured housing communities. Investors have become more creative in their acquisition strategies in order to compete. Therefore, actual transactions in the marketplace better demonstrate investor perceptions of yields on manufactured housing community investments.

     The rates typically reflect a narrow range and are considered mutually supportive. Therefore, we have estimated an overall capitalization rate of 10.0%. We have used this rate in the direct capitalization method to capitalize the net income of $167,627. The value conclusion via the direct capitalization method is summarized as follows:


            $167,627           divided by     .10       $1,676,268

            Rounded to                                  $1,680,000

SALES COMPARISON APPROACH
-------------------------

          The fundamental premise of the Sales Comparison Approach is the concept that the analysis of sales of reasonably similar properties provides an appraiser with empirical data from which observations and conclusions about the property being appraised can be made. Proper application of the approach requires that:

          1. Only market transactions must be weighed, and the data of each transaction must be confirmed to the greatest extent possible.

          2. The degree of comparability of each sale to the subject must be considered; differences in physical, functional and economic characteristics be noted; and adjustments for the differences be made.

          3. The value conclusion must be consistent with the analysis of the sales data.

          For a conveyance to qualify as a "market transaction", four factors must be present:

          1. The conveyance must be "arm's length"; that is, it must be between two non-related parties.

          2. Neither the buyer nor the seller should have been under compulsion to act.

          3. The property should be available to the class of purchasers best able to utilize the facility.

          4. The price must be expressed in the equivalent of cash, adjusted for any special financing, concessions, or terms.

          For any class of real estate, the market area for comparative data must reflect the area prospective purchasers would consider. Comparability is also a function of the physical character of the asset to be appraised. Classes of real estate in which physical specifications are standardized, or in which scale is small, and/or in which the commodity has achieved uniform market recognition require that the sales data considered closely resemble the subject. As specifications become more complex, as scale increases, and as market recognition declines, the physical similarity of the sales data and the subject tends to decline.

Sales Comparison Approach                                                     67

          To judge the degree of comparability that exists between the sales selected for analysis and the subject, several guidelines were applied.

          1. Each sale is in the same market as the subject. To the extent that a market is a meeting place for buyers and sellers of real estate of a given type, the boundaries of the market are set by the participants in merchandising and absorbing competitive properties and are economic not purely physical or geographic.

          2. Physical characteristics of the subject and comparables are similar.

          3. The functional adequacy of each sale property and the subject are competitive in terms of the ability of each to support similar functions.

          To draw a conclusion from the analysis of the sales data, a unit of comparison has been selected. The calculation of a unit of comparison provides a common denominator by which the market sales can be related to each other and to the subject property. The commonly accepted unit of comparison in the valuation of a manufactured housing community is the sale price per space. This unit of comparison emphasizes the contribution of the improvements, and the contribution of the land is merged into the unit-selling price.

          While a diverse array of transactions was initially considered, the sales selected for direct comparison to the subject are those transactions that are most similar to the subject. For features that are dissimilar, adjustments have been made leading to an indication of the price at which the subject could be expected to sell. In considering adjustments, relevant factors were considered including:

          1.    Nature of surrounding development.

          2.    Relative size.

          3.    Availability of competing properties.

          4.    Effect of time on selling prices.

          5.    Age and condition of the improvements.

          6.    Amenities and occupancy.

          In our search for comparable sales, we excluded senior communities since they tend to have a less transient occupancy base and typically trade at lower capitalization rates than all age communities.

Sales Comparison Approach                                                     68

         Based on our investigation, the following five sales are the most significant transactions for direct comparison with the subject.

         Due to a lack of large sales in the Atlanta area, we expanded our search to elsewhere in Georgia. These sales occurred between May 1997, and March 1999. The properties ranged in size from 115 to 401 spaces. The sale prices, on a per space basis, ranged from $11,739 to $21,259. The Effective Gross Income Multipliers (EGIM) ranged from 4.58 to 7.74. The indicated overall capitalization rates range from 9.15% to 12.15%.

         The following pages detail each of the five sales, following which we have presented a summary of the pertinent data.

Sale Comparable Number One                                                    69

Douglas Estates
6279 Barbara Lane
Austell, Douglas County, Georgia
&
Flagview MHP
5682 Highway 92
Douglasville, Douglas County, Georgia

                           [PICTURE APPEARS HERE]



Sale Date:                        November 1999

PROPERTY DESCRIPTION
--------------------

Size/Type:                        401 space all age manufactured housing
                                  communities

Utilities:                        All available

Land Description:                 Generally level, irregularly shaped 26.803-
                                  acre parcel with adequate access from Barbara
                                  Lane and 36.59-acre parcel with access from Highway 92. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:           Office, playground, maintenance building and
                                  pool.

Year Built/Condition:             1965/Good

Sale Comparable Approach                                                      70

INCOME DATA
-----------

Annual Occupancy:                 97.5% (Proforma)

Average Lot Rent:                 $268.00

Effective Gross Income:           $1,448,665

Expenses:                         $581,315 (40.1%)

Net Income:                       $867,350 ($2,162.97 per space)

SALE DATA
---------

Sale Price:                       $8,525,000 ($4,289,000 - 202-Space Douglas
                                  Estates & $4,236,000 - 199-Space Flagview MHP)

Cash Equivalent Price:            $8,525,000

Grantor:                          Sun Communities Operating Limited Partnership

Grantee:                          Wayne Rickert

Financing Terms:                  Cash to seller.

Sales History
 (Past 3 Years):                  None noted

Market Exposure:                  Unknown

COMPARISON DATA
---------------

Sale Price/Space:                 $21,259

Effective Gross Income
Multiplier (EGIM):                5.88

Overall Capitalization
Rate (OAR):                       10.17%


Comments:                         The two parks were purchased together by
                                  Rickert. Rents were increased $30 upon
                                  acquisition and reflected in pro forma.

==============================================================================================================
Location          Access          Visibility      Condition       Amenities       Home Quality      Overall
--------------------------------------------------------------------------------------------------------------
Superior          Similar         Similar         Similar         Superior        Similar           Superior
==============================================================================================================

Sale Comparable Number Two                                                    71

Ralph's Mobile Home Park
2300 Bankhead Highway
Austell, Cobb County, Georgia


                            [PICTURE APPEARS HERE]


Sale Date:                         September 1997

PROPERTY DESCRIPTION
--------------------

Size/Type:                         115 space all age manufactured housing
                                   community

Utilities:                         All available

Land Description:                  Generally level, irregularly shaped 15.3-acre
                                   parcel of land with adequate access. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:            None.

Year Built/Condition:              1963/Good

Sale Comparable Number Two                                                    72

INCOME DATA
-----------

Annual Occupancy:                  95%

Average Lot Rent:                  $225.00

Effective Gross Income:            $294,975

Expenses:                          $130,890 (44.3% of the effective gross
                                   income)

Net Income:                        $164,085 ($1,426.83 per space)

SALE DATA
---------

Sale Price:                        $1,350,000

Cash Equivalent Price:             $1,350,000

Grantor:                           Margaret M. O'Hara

Grantee:                           Carol and Larry Lawrence

Financing Terms:                   Cash to Seller


Sales History
 (Past 3 Years):                   None noted.

Market Exposure:                   Unknown

COMPARISON DATA
---------------

Sale Price/Space:                  $11,739

Effective Gross Income
Multiplier (EGIM):                 4.58

Overall Capitalization
Rate (OAR):                        12.15%

Comments:                          This community is located in suburban
                                   northwest Atlanta.

==============================================================================================================
Location          Access          Visibility      Condition       Amenities       Home Quality      Overall
--------------------------------------------------------------------------------------------------------------
Similar           Similar         Similar         Similar         Similar         Similar           Similar
==============================================================================================================

Sale Comparable Number Three                                                  73

The Landing
615 Lee Byrd Road
Loganville, Walton County, Georgia


                            [PICTURE APPEARS HERE]

Sale Date:                         March 1999

PROPERTY DESCRIPTION
--------------------

Size/Type:                         126 space all age manufactured housing
                                   community

Utilities:                         All Public

Land Description:                  Generally level, irregularly shaped 23-acre
                                   parcel of land with adequate access. Density is 5.48 pads per acre. Improved with asphalt-paved streets, off street parking, fenced lots and streetlights.

Improvements/Amenities:            None.

Year Built/Condition:              1980/Average

Sale Comparable Number Three                                                  74

INCOME DATA
-----------

Annual Occupancy:                  99.0%

Average Lot Rent:                  $160.00

Effective Gross Income:            $232,560

Expenses:                          $65,651 (28.2% of the effective gross income)

Net Income:                        $166,909 ($1,324.67 per space)

SALE DATA
---------

Sale Price:                        $2,000,000

Cash Equivalent Price:             $1,800,000

Grantor:                           N/A

Grantee:                           Hometown Communities

Financing Terms:                   Seller financing at favorable terms.

Sales History
 (Past 3 Years):                   None noted

Market Exposure:                   Unknown

COMPARISON DATA
---------------

Sale Price/Space:                  $14,286

Effective Gross Income
Multiplier (EGIM):                 7.74

Overall Capitalization
Rate (OAR):                        9.27%

Comments:                          According to the grantee, the financing was
                                   at favorable terms; although the terms were not disclosed. The grantee reported that a cash equivalent price would be $1,800,000.

==============================================================================================================
Location          Access          Visibility      Condition       Amenities       Home Quality      Overall
--------------------------------------------------------------------------------------------------------------
Similar           Similar         Similar         Similar         Similar         Similar           Similar
==============================================================================================================

Sale Comparable Number Four                                                   75

Plantation Acres
3962 U. S. Highway 1 South
Augusta, Richmond County, Georgia


                            [PICTURE APPEARS HERE]


Sale Date:                         August 1998

PROPERTY DESCRIPTION
--------------------

Size/Type:                         188 space all age manufactured housing
                                   community

Utilities:                         All Public

Land Description:                  Generally level, irregularly shaped 47.07-
                                   acre parcel of land with adequate access.
                                   Density is 3.99 pads per acre. Improved with asphalt-paved streets, on street parking and streetlights.

Improvements/Amenities:            No amenities.

Year Built/Condition:              1973/Average

Sale Comparable Number Four                                                   76

INCOME DATA
-----------

Annual Occupancy:                  94.7% (178 of 188 spaces)

Average Lot Rent:                  $170.00

Effective Gross Income:            $375,269

Expenses:                          $104,773 (27.9% of the effective gross
                                   income)

Net Income:                        $270,496 ($1,438.81 per space)

SALE DATA
---------

Sale Price:                        $2,500,000

Cash Equivalent Price:             $2,500,000

Grantor:                           Plantation Acres, Inc.

Grantee:                           Plantation Acres MHP, LLC

Financing Terms:                   Cash to seller.


Sales History
 (Past 3 Years):                   None noted

Market Exposure:                   Unknown

COMPARISON DATA
---------------

Sale Price/Space:                  $13,298

Effective Gross Income
Multiplier (EGIM):                 6.66

Overall Capitalization
Rate (OAR):                        10.82%

Comments:                          Rents were increased by $20 per month
                                   immediately after purchase of the park. Wells and septic systems provide water and sewer services for the community.

==============================================================================================================
Location          Access          Visibility      Condition       Amenities       Home Quality      Overall
--------------------------------------------------------------------------------------------------------------
Inferior          Similar         Similar         Similar         Similar         Similar           Inferior
==============================================================================================================

Sale Comparable Number Five                                                   77

Pine Ridge Mobile Home Park
6465 Highway 9
Alpharetta, Fulton County, Georgia


                            [PICTURE APPEARS HERE]


Sale Date:                         December 1997

PROPERTY DESCRIPTION
--------------------

Size/Type:                         195-space all age manufactured housing
                                   community

Utilities:                         All public

Land Description:                  General level, rectangular shaped, 35.44-acre
                                   parcel with adequate access. Density is 5.5 spaces per acre. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:            Playground.

Year Built/Condition:              1970/Average

Sale Comparable Number Five                                                   78

INCOME DATA
-----------

Annual Occupancy:                  97.0%

Average Lot Rent:                  $185.00

Effective Gross Income:            $432,510

Expenses:                          $201,360 (46.6% of the effective gross
                                   income)

Net Income:                        $231,150 ($1,185.38 per space)

SALE DATA
---------

Sale Price:                        $2,525,000

Cash Equivalent Price:             $2,525,000

Grantor:                           Rollingwood Limited LP

Grantee:                           Pine Ridge Associates, LLC

Financing Terms:                   Cash to seller.

Sales History
 (Past 3 Years):                   None noted

Market Exposure:                   Unknown

COMPARISON DATA
---------------

Sale Price/Space:                  $12,949

Effective Gross Income
Multiplier (EGIM):                 5.84

Overall Capitalization
Rate (OAR):                        9.15%

Comments:                          The seller increased the rents by $15.00 per
                                   month after the purchase. This community is located in suburban Atlanta.

==============================================================================================================
Location          Access          Visibility      Condition       Amenities       Home Quality      Overall
--------------------------------------------------------------------------------------------------------------
Similar           Similar         Similar         Similar         Superior        Similar           Superior
==============================================================================================================

                           COMPARABLE SALES SUMMARY

===============================================================================================================================

   No.        Name/Location                              Sale Price/        Number Of Spaces        Price/            Average
                                                         Sale Date                                  Space            Lot Rent
-------------------------------------------------------------------------------------------------------------------------------
    1
          Douglas Estates/Flagview MHP                   $8,525,000                401             $21,259            $268.00
          Douglas County, Georgia                       November 1999

-------------------------------------------------------------------------------------------------------------------------------

    2
          Ralph's Mobile Home Park                       $1,350,000                115             $11,739            $225.00
          2300 Bankhead Highway                        September 1997
          Austell, Cobb County, Georgia

-------------------------------------------------------------------------------------------------------------------------------

    3
          The Landing                                    $1,800,000                126             $14,286            $160.00
          615 Lee Byrd Road                            Cash Equivalent
          Loganville, Walton County, Georgia             March 1999

-------------------------------------------------------------------------------------------------------------------------------

    4
          Plantation Acres                               $2,500,000                188             $13,298            $170.00
          3962 U. S. Highway 1 South                     August 1998
          Augusta, Richmond County, Georgia

-------------------------------------------------------------------------------------------------------------------------------

    5
          Pine Ridge Mobile Home Park                    $2,525,000                195             $12,949            $185.00
          6465 Highway 9                                December 1997
          Alpharetta, Fulton County, Georgia

===============================================================================================================================

====================================================================================

   No.        Name/Location                                 E.G.I.M./        O.A.R.
                                                          Expense Ratio
------------------------------------------------------------------------------------
    1
          Douglas Estates/Flagview MHP                        5.99/          10.17%
          Douglas County, Georgia                             40.1%

------------------------------------------------------------------------------------

    2
          Ralph's Mobile Home Park                            4.58/          12.15%
          2300 Bankhead Highway                               44.3%
          Austell, Cobb County, Georgia

------------------------------------------------------------------------------------

    3
          The Landing                                         7.74/          9.27%
          615 Lee Byrd Road                                   28.2%
          Loganville, Walton County, Georgia

------------------------------------------------------------------------------------

    4
          Plantation Acres                                    6.66/          10.82%
          3962 U. S. Highway 1 South                          27.9%
          Augusta, Richmond County, Georgia

------------------------------------------------------------------------------------

    5
          Pine Ridge Mobile Home Park                         5.84/          9.15%
          6465 Highway 9                                      46.6%
          Alpharetta, Fulton County, Georgia

====================================================================================

                                                                              80
                              [MAP APPEARS HERE]

                         Sale Comparable Location Map

Sales Comparison Approach                                                     81

     As previously stated, the Sales Comparison Approach involves investigating recent transfers of properties similar to the subject. All of the sales were fee simple transactions, with no abnormal financing which would effect the price. There were no abnormal sale conditions known to have occurred, except as noted.

     Other adjustments, typically considered, are location, amenities, age and condition, occupancy, etc., and are reflected in the average lot rent. A tenant is typically willing, absent other factors, to pay more lot rent for a better located, newer community. This also holds true for amenities, age and other factors. The average lot rent reflects, in most cases, the market perception of a property's position in the marketplace. It is also typical that lot rent increases contribute to increases in net operating income. Alternatively, we have employed the effective gross income multiplier (EGIM), in this analysis.

Effective Gross Income Multiplier (EGIM)
----------------------------------------

     The Effective Gross Income Multiplier for the comparable sale properties ranged between 4.58 and 7.74. As previously discussed, the EGIM is essentially a function of the average lot rent. The average lot rent is a function of the physical aspects of the property, such as age and condition, location and amenities. EGIM's also reflect the market's perception of the potential for future rent increases and a property's expense ratio.

     The subject is an all age community, in a good location. The community has an expense ratio near the high end of the range of the comparables. The subject is of similar quality to most of the comparables. Based on these considerations, we have concluded an EGIM in the low end of the range, processing subject's Effective Gross Income of $275,381 with an EGIM of 5.5.

                  Thus, $275,381 x 5.5 is:                $1,514,595

                  Rounded                                 $1,510,000

     This equates to $14,660 per space, slightly above the range of comparables.

Price Per Space Analysis
------------------------

     Adjustments, typically considered, are location, age and condition, occupancy, etc., and are reflected in the income generating capabilities of a community. A tenant is typically willing, absent other factors, to pay more rent for a better located, newer community with a greater amenity package. Rather than making a subjective percentage adjustment to the per space sales prices, the Net Operating Income/Space (NOI/Space) reflects, in most cases, the market perception of a property's position in the marketplace. Since investors are mainly concerned with cash flow to service debt, the net operating income generating capability of a particular community can be used for comparison purposes. Typically, the higher the NOI/Space is for a community, the higher the per space sales price. The subject has a NOI/Space of $1,185 in our stabilized analysis. The NOI/Space and the sales prices per space for the comparables are shown

Sales Comparison Approach                                                     82

on the following table. We then compare the percentage difference between each comparable's NOI/Space and the subject's NOI/Space. For comparables with a higher NOI/Space, a downward adjustment to the sales price per space is made. An upward adjustment is made for a comparable with a lower NOI/Space.

                       NOI/Space and Per Space Sales Price

========================================================================================
                   COMP 1      COMP 2      COMP 3       COMP 4      COMP 5      SUBJECT
----------------------------------------------------------------------------------------
 NOI/Space        $ 2,163     $ 1,427     $ 1,325      $ 1,439     $ 1,185      $1,185
----------------------------------------------------------------------------------------
 Price/Space      $21,259     $11,739     $14,286      $13,298     $12,949         N/A
----------------------------------------------------------------------------------------
  Percent
 Adjustment        -24.76%     +14.06%     +22.86%      +13.11%     +37.29%        N/A
----------------------------------------------------------------------------------------
  Adjusted
 Price/Space      $15,996     $13,390     $17,551      $15,041     $17,778         N/A
========================================================================================

     After adjustments, the indicated range is from $13,390 to $17,778 per space. This is a wide range and reflective of the varying quality and location of the comparables. The subject is comparable to sale numbers 1 and 2 in location and rental structure, although the subject is inferior in condition. Sale Comparable 2 closed in 1997 and investor demand for manufactured housing is currently at an all time high. We have and concluded a value at $14,500 per space.

     Thus, 103 spaces x $14,500/Space is:             $1,493,500

     Rounded,                                         $1,490,000

     This value is reflective of the indication from the EGIM method and considered mutually supportive. We have concluded $1,510,000 via the Sales Comparison Approach.

FINAL ESTIMATE OF VALUE
-----------------------

     The two approaches to value applied in the subject analysis yielded these conclusions:

     Income Capitalization Approach                $1,680,000

     Sales Comparison Approach                     $1,510,000

     Depending on the circumstances of an appraisal, the two approaches to value apply to various degrees. The income capitalization approach indicates the amount at which a prudent investor might be interested in acquiring the property. The sales comparison approach reflects demand and reasonable selling price expectancy as evidenced by sales and listings of similar properties. In the reconciliation, we reviewed each approach to value (a) to ascertain the reliability of the data and (b) to weight the approach that best represented the actions of typical users and investors in the marketplace.

     The income capitalization approach depends on the principles of substitution and anticipation. This approach postulates that the value of a property derives from the net income the property will produce during its economic life. Investors in the market predicate their decisions on economic factors oriented to the market and concern themselves with net income and its durability. The income capitalization approach synthesizes the capitalized return to and of the improvements and to the land. In the current instance, the availability of sufficient reliable and supportable historical data for the subject, made the income capitalization approach a reliable gage of the market value of the subject property.

     The sales comparison approach uses a number of value indicators, both physical and economic, including investors' strategies and attitudes reflected in documented market transactions. The principle of substitution is the basis of this approach, which states that a prudent investor will pay no more to buy a property than the cost to buy a comparable substitute property. In the valuation of the subject property, the sales comparison approach was considered reliable. Given the relative homogeneity of the locations, the availability of market data, we have emphasized this approach in the valuation.

     The two approaches reflect a narrow range of values and are considered mutually supportive. Since buyers are most concerned with cash flow to service debt, we have placed primary emphasis on the income approach. Therefore, our opinion of the market value of the subject property, based on a reasonable exposure period of six months, as of April 18, 2000, was:

              - ONE MILLION SIX HUNDRED SIXTY THOUSAND DOLLARS -

                                 ($1,660,000)

CERTIFICATION
-------------

I certify that, to the best of our knowledge and belief:

     .   The statements of fact in this report are true and correct.

     . The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and is my personal, unbiased professional analyses, opinions, and conclusions.

     . I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

     . My compensation is not contingent on the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

     . To the best of my knowledge and belief, the reported analyses, opinions, and conclusions were developed and this report was prepared in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, the Code of Professional Ethics, and the Standards of Professional Practice of the Appraisal Institute.

     . The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     . As of the date of this report, L. Drake Moore, MAI, CCIM has completed the requirements under the continuing education program of the Appraisal Institute.

     . L. Drake Moore, MAI, CCIM has made a personal inspection of the property that is the subject of this report.

     . No one provided significant professional assistance to the person signing this report.

     . I am in compliance with the competency provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

     . This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.

/s/ L. Drake Moore
-------------------------
L. Drake Moore, MAI, CCIM
REA#004008

ASSUMPTIONS AND LIMITING CONDITIONS
-----------------------------------

     The primary assumptions and limiting conditions pertaining to the conclusion in this report are summarized below.

To the best of our knowledge and belief, the statements of facts contained in the appraisal report, upon which the analysis and conclusion expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the report or utilized in the formation of the value conclusion were obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

The legal description of the appraised property, as exhibited in the report is assumed correct.

The valuation may not be used in conjunction with any other appraisal or study. The value conclusion stated in this appraisal is based on the program of utilization described in the report, and may not be separated into parts. The appraisal was prepared solely for the purpose and party so identified in the Purpose and Function. The appraisal report may not be reproduced, in whole or in part, and a third party may not utilize the findings of the report for any purpose, without the written consent of Whitcomb Real Estate.

No change of any item in any of the appraisal report shall be made by anyone other than Whitcomb Real Estate and we shall have no responsibility for any such unauthorized change.

The property has been appraised as though free and clear of mortgages, liens, leases, servitudes and encumbrances, except as may be described in the appraisal.

We are not required to give testimony or be in attendance at any court or administrative proceeding with reference to the property appraised unless additional compensation is agreed to and prior arrangements have been made.

Unless specifically stated, the value conclusion contained in the appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the appraisal. We make no representations as to the value changes that may be attributed to such considerations.

Neither all nor any part of the contents of the report shall be disseminated or referred to the public through advertising, public relations, news or sales media, or any other public means of communication or referenced in any publication, including any private or public offerings including buy not limited to those filed with Securities and Exchange Commission or other governmental agency, without the prior written consent and approval of and review by Whitcomb Real Estate.

In completing the appraisal, it is understood and agreed that the report are not now intended, and will not be used in connection with a real estate syndication. Good and marketable title to the interest being appraised is assumed. We are not qualified to render an "opinion of title," and no responsibility is assumed or accepted for matters of a legal nature affecting the

Assumptions and Limiting Conditions                                          86

property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of its title.

Unless otherwise noted in the appraisal, it is assumed that there are no encroachments, zoning, building, fire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, approvals, franchises, etc. have been secured and can be freely renewed and/or transferred to a purchaser.

It is assumed that the utilization of the land and any improvements are within the boundaries or property lines of the property described, and that there are no encroachments, easements, trespass, etc., unless noted within the report. We have not made a survey of the property, and no responsibility is assumed in connection with any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate.

All maps, plats, building diagrams, site plans, floor plans, photographs, etc. incorporated into the appraisal are for illustrative purposes only, to assist the reader in visualizing the property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others and are not meant to be used as a reference in legal matters of survey.

Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The financial projections contained in the appraisal assume both responsible ownership and competent management. Any variance from this assumption could have a significant impact on the final value estimate.

We assume that there are no hidden or unapparent conditions of the property's soil, subsoil or structures that would render them more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Detailed soil studies were not made available to us, so statements regarding soil qualities, if made in the report, are not conclusive but have been considered consistent with information available to us and provided by others. In addition, unless stated otherwise in the appraisal, the land and soil of the area under appraisement appears firm and solid, but the appraisal does not warrant this condition.

The appraisal report covering the subject property is limited to surface rights only, and does not include any inherent subsurface or mineral rights.

The appraisal is made for valuation purposes only. It is not intended nor to be construed to be an engineering report. We are not qualified as structural or environmental engineers; therefore we are not qualified to judge the structural and environmental integrity of the improvements, if any. Consequently, no warranty, representations or liability are assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any question concerning same, it is strongly recommended that an Engineering/Construction/Environmental inspection be obtained. The value estimate stated in this appraisal, unless noted otherwise, is predicated on the assumption that all improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal.

Assumptions and Limiting Conditions                                          87

Any proposed construction or rehabilitation referred to in the appraisal report is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

Any areas or inaccessible portions of the property or improvements not inspected are assumed to be as reported or similar to the areas that are inspected.

Unless specifically stated in the report, we found no obvious evidence of insect infestation or damage, dry or wet rot. Since a thorough inspection by a competent inspector was not performed for us, the subject improvements, if any, is assumed to be free of existing insect infestation, wet rot, dry rot, and any structural damage which may have been caused by pre-existing infestation or rot which was subsequently, treated.

In the appraisal assignment, the existence of potentially hazardous material used in the construction, maintenance or servicing of the improvements, such as the presence of urea-formaldehyde foam insulation, asbestos, lead paint, toxic waste, underground tanks, radon and/or any other prohibited material or chemical which may or may not be present on or in the subject property, was, unless specifically indicated in the report, not observed by us, nor do we have any knowledge of the existence of such materials on or in the property. We, however, are not qualified to detect such substances. The existence of these potentially hazardous materials may have a significant effect on the value of the property. The client is urged to retain an expert in this field, if desired. The value conclusion assumes the property is "clean" and free of any of these adverse conditions unless notified to the contrary in writing.

No effort has been made to determine the possible effect, if any, on the subject property of energy shortages or present or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

We take no responsibility for any events, conditions or circumstances affecting the subject property or its value, that take place subsequent to either the effective date of value cited in the appraisal or the date of our field inspection, which ever occurs first.

The estimates of value stated in this appraisal apply only to the effective dates of value stated in the report. Value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property. We assume no liability for an unforeseen change in the economy, or at the subject property, if applicable.

We believe that the underlying assumptions and current conditions provide a reasonable basis for the value estimate stated in this appraisal. However, some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period. These could include major changes in the economic environs; significant increases or decreases in current mortgage interest rates and/or terms or availability of financing altogether; property assessment; and/or major revisions in current state and/or federal tax or regulatory laws. Therefore, the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection. Thus, variations could be material and have an impact on the individual value conclusion stated herein.

Assumptions and Limiting Conditions                                          88

The Americans with Disabilities Act (ADA) became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, possible noncompliance with the requirements of ADA was not considered in estimating the value of the property.

                                    ADDENDA

                               LEGAL DESCRIPTION

                                 Lawyers Title
                             Insurance Corporation

Case Number                    NATIONAL HEADQUARTERS               Policy Number
1-134-547P                       RICHMOND VIRGINIA                  85-01-061769

                                  SCHEDULE A

                            DESCRIPTION - CONTINUED

of 209.02 feet to an iron pin found; running thence south 10 degrees 45 minutes 27 seconds east a distance of 36.08 feet to an iron pin found; running thence south 10 degrees 39 minutes 49 seconds east a distance of 124.87 feet to an iron pin found; running thence south 10 degrees 36 minutes 36 seconds east a distance of 595.52 feet to an iron pin found; running thence south 10 degrees 45 minutes 18 seconds east a distance of 118.10 feet to an iron pin found; running thence north 88 degrees 31 minutes 51 seconds west a distance of 66.38 feet to an iron pin found; running thence north 87 degrees 31 minutes 35 seconds west a distance of 195.17 feet to an iron pin found on the Land Lot Line dividing said Land Lots 437 and 438; running thence south 02 degrees 23 minutes 03 seconds west along said Land Lot Line a distance of 160.77 feet to an iron pin found at the common corner of Land Lots 437, 438, 465 and 466 of said District and Section; running thence north 85 degrees 17 minutes 07 seconds west along said Land Lot Line a distance of 19.67 feet to an iron pin found; running thence north 85 degrees 07 minutes 22 seconds west along said Land Lot Line a distance of 99.68 feet to an iron pin found; running thence north 85 degrees 03 minutes 22 seconds west along said Land Lot Line a distance of 99.89 feet to an iron pin found; running thence north 85 degrees 05 minutes 59 seconds west along said Land Lot Line a distance of 99.95 feet to an iron pin found; running thence north 86 degrees 01 minutes 06 seconds west along said Land Lot Line a distance of 199.82 feet to an iron pin found; running thence north 87 degrees 22 minutes 15 seconds west along said Land Lot Line a distance of 100.01 feet to an iron pin found; running thence north 88 degrees 22 minutes 18 seconds west along said Land Lot Line a distance of 100.19 feet to an iron pin found; running thence north 86 degrees 35 minutes 34 seconds west along said Land Lot Line a distance of 109.47 feet to an iron pin found; running thence north 00 degrees 48 minutes 27 seconds west a distance of 102.77 feet to an iron pin found; running thence north 00 degrees 46 minutes 03 seconds west a distance of 500.12 feet to an iron pin found; running thence north 00 degrees 45 minutes 56 seconds west a distance of 399.61 feet to an iron pin found; running thence north 00 degrees 44 minutes 38 seconds west a distance of 199.85 feet to an iron pin found; running thence north 00 degrees 42 minutes 35 seconds west a distance of 131.34 feet to an iron pin found on the Land Lot Line dividing said Land Lots 360 and 438; running thence north 03 degrees 56 minutes 58 seconds east a distance of 487.30 feet to an iron pin found on the southern side of said 100-foot right-of-way of Bankhead Highway 78 (said iron pin also being located a distance of 149.5 feet easterly, as measured along said right-of-way line, from the intersection of said right-of-way line with the eastern right-of-way line of Tralee Drive), running thence north 78 degrees 11 minutes 16 seconds east along said southern right-of-way line of Bankhead Highway 78 a distance of 238.35 feet to the iron pin found at the point of beginning, containing 31.408 acres, according to said plat of survey.

Being the same property conveyed by Warranty Deed from Richards & Associates Management Company V, a California limited partnership composed of Maurice F. Richards, Stanton Richards and Rhodelle Richards, to Windsor Park Properties 5, a California limited partnership, dated July 15, 1988, filed for record July 19, 1988, recorded in Deed Book 612, page 541, in the Office of the Clerk of the Superior Court of Douglas County, Georgia.

                                  FINANCIALS

                                   RENT ROLL

                            PROFILES OF APPRAISERS

                             PROFILE OF APPRAISER

                           L. DRAKE MOORE, MAI, CCIM
                          St.Cert. Gen REA #1321098-G

REAL ESTATE EXPERIENCE
----------------------

Appraiser
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Moore has also owned and operated the L.D. Moore Company, a commercial appraisal firm in Dallas, Texas since 1991.

Senior Appraiser/Manager
Marshall and Stevens, Inc.
Dallas, TX and Tampa, FL

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. December 1988 to September 1990.

Appraiser
Appraisal & Acquisition, Inc.
Lakeworth, Flordia

     Prepared appraisals on hotels and other commercial properties for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. September 1987 to December 1988.

Appraiser
Laventhol & Horwath
Dallas, Texas

     Specialized in preparation of appraisals on hotel and commercial properties. Performed appraisals for purposes of sale/purchase, financing and allocation of purchase price. September 1985 to September 1987.

Profile of the Appraiser

BANKING EXPERIENCE
------------------

Vice President
BF Saul Mortgage Company
Arlington, Texas

     Managed branch office and originated non-conforming single-family mortgages in addition to investor and commercial mortgages loans for BF Saul and Chevy Chase Savings. March 1983 to 1985.

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute
CCIM, Certified Commercial Investment Member

State Certified General Real Estate Appraiser
Florida #0002401
Georgia #004008
Texas #1321098-G
Wyoming #456

Real Estate Broker License
Florida #0512812
Texas #0283892

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Apartments
----------

Candlelight         Lenexa, KS               Oaktree Square     Grandview, MS
Cedars              Irving, Texas            Pineridge          Arlington, TX
Claridge            Dallas, TX               Regency Cove       Tampa, FL
Elmwood             West Palm Beach, FL      Parkwood           Broken Arrow, OK
Hunters Glen        Kansas City, KS          Santa Fe Village   Kansas City, MS
Monticeto           Austin, TX               Towne Oaks         Austin, TX

Manufactured Home Communities and Recreational Vehicle Parks
------------------------------------------------------------

Aberdeen            Ormond Beach, FL         Oak Hills          Kyle, TX
Aztec               Kyle, Texas              Ramblewood         Barnwell, SC
Boulevard Estates   Pasadena, TX             Regency Cove       Tampa, FL
Casa del Monte      West Palm Beach, FL      Rolling Meadows    Columbia, SC
Carolina Village    Concorde, NC             Rose Bay           Port Orange, FL

Profile of Appraiser

Denton West        Denton, TX           Tropic Isles            Palmetto, FL
Dessau             Austin, TX           Victoria Lakes          Lexington, SC
Hacienda Village   New Port Richey, FL  Villa del Sol           Bradenton, FL
Hermitage Farms    Camden, SC           Windsor City            Sumter, SC


Self-Storage Facilities
-----------------------

American Self Storage   Charlotte, NC  American Self Storage   Ocala, FL
American Self Storage   Monroe, NC     Extra Closet            Ft Lauderdale, FL
American Self Storage   Newel, NC
American Self Storage   Stallings, NC


Hotels/Resorts
--------------

114-Room Ambassador Plaza, Dallas, TX
420-Room Excelsior Hotel, Little Rock, AR
121-Room Lexington Park Suites, Memphis, TN
160-Room Ramada Inn, Kingsland, GA
71-Room Best Western, Guymon, OK


Office Buildings
----------------

AMI Medical       Houston, TX          Medical Park             Hope, AR
Barnett Bank      orth Palm Beach, FL  Okeechobee Commerce      W Palm Beach, FL
Carteret Savings  Del Ray Beach, FL    United Bank              Roswell, NM
Enron             Houston, TX          Schindler Corporate      Morris, NJ
Harolds           Dallas, TX           Texarkana Medical Arts   Texarkana, TX
First South       Little Rock, AR      QVC Network              Plymouth, MN
First Union       Atlanta, GA


Industrial
----------

American Lantern  McKenzie, TN       Falco Lime               Boca Raton, FL
American Lantern  Newport, AR        High Ridge Commerce      Boynton Beach, FL
Campbell Soup     Paris, TX          John Rust                Albuquerque, NM
Carrington        Irving, TX         Lake Pointe Centre       Boca Raton, FL

Profile of Appraiser


Clients List
------------

Bank of America                              Heller Financial
Barnett Bank                                 Heron Financial
Belgravia Capital                            Hewlett Packard
Circuit City                                 Internal Revenue Service
Citicorp Real Estate                         Lexington Hotel
Collateral Mortgage                          Lincoln Property
CoreStates Financial Corporation             NationsBank
Credit Suisse First Boston                   Nomura Securities
FINOVA Capital                               Meyers Group (The)
First Union Corporation                      National Realty Advisors
GE Capital                                   PA Holdings/Whitman Corporation
Goldman Sachs                                QVC
Greentree Financial                          Sullivan Development


EDUCATIONAL BACKGROUND
----------------------

University of Texas, B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute

                             PROFILE OF APPRAISER

                          JOHN H. WHITCOMB, MAI, CCIM
                          St.Cert. Gen. REA #0001234

REAL ESTATE EXPERIENCE
----------------------

Owner
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Whitcomb is active in the ownership and management of seven manufactured home communities throughout Flordia. January 1996 to present.

Partner
Chartwell Advisory Group, Ltd.
Tampa, FL

     Supervised complex real estate valuations and property tax consulting projects. Responsibilities included management of all technical staff members throughout the country. Property types included manufactured home communities, recreational vehicle parks, hotels, large manufacturing plants, office buildings and retail buildings. April 1993 to January 1996.

Senior Appraiser
Marshall and Stevens, Inc.
Philadelphia, PA and Tampa, FL

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. September 1985 to March 1990, and June 1992 to April 1993.

Vice President
Strategis Asset Valuation & Management, Inc.
Tampa, FL

     Prepared appraisals and feasibility studies on complex commercial properties. Performed appraisals for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. March 1990 to May 1992.

                                                                               2
Profile of Appraiser

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute

CCIM, Certified Commercial Investment Member Commercial Investment Real Estate Institute

State Certified General Real Estate Appraiser
Florida #0001234


PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------

Akers Away                   West Palm Beach, FL       Lakeside                 Douglasville, GA
Alafia Riverfront            Gibsonton, FL             Lakewood                 Denton, TX
Alpine Village               Sebring, FL               Lantana Cascade          Lantana, FL
Arbor Oaks                   Zephyrhills, FL           Long Lake Village        West Palm Beach, FL
Blue Heron                   Clearwater, FL            Marlboro Court           West Palm Beach, FL
Bradenton Trailer Park       Bradenton, FL             MH Country Club          Oakland Park, FL
Carefree Village             Tampa, FL                 Mission                  El Paso, TX
Carolina Village             Concord, NC               Moultrie Oaks            St. Augustine, FL
Casa del Monte               West Palm Beach, FL       Oak Point                Titusville, FL
Chateau Forest               Seffner, FL               Orange Manor East        Winter Haven, FL
Chateau Village              Bradenton, FL             Palm Breezes Club        Lantana, FL
Cloverleaf                   Brooksville, FL           Palm Ridge               Leesburg, FL
Colonial Coach               Greenacres City, FL       Panama City Estates      Panama City, FL
Coquina Crossing             St. Augustine, FL         Plantation Estates       Seffner, FL
Coral Lake                   Coconut Creek, FL         Portside                 Jacksonville, FL
Country Club Estates         Venice, FL                Ridgecrest               Fort Pierce, FL
Dessau                       Austin, TX                San Souci                North Fort Myers, FL
Foxcroft Village             Loch Sheldrake, NY        Scenic View              Lakeland, FL
Foxwood Estates              Lakeland, FL              Seminole                 St. Petersburg, FL
Franklin Estates             Murfreesboro, TN          Shangri La               Largo, FL
Gardens of Manatee           Parrish, FL               Southwinds               Lakeland, FL
A Garden Walk                West Palm Beach, FL       St. Lucie Village        Okeechobee, FL
The Groves                   Orlando, FL               Sunrise Village          Cocoa Beach, FL
Gwinnett Estates             Snellville, GA            Sunshine                 Lake Worth, FL
Harmony Ranch                Thonotosassa, FL          Tall Pines               Fort Pierce, FL
Holiday Ranch                West Palm Beach, FL       Tara                     Jonesboro, GA
Holiday Plaza                West Palm Beach, FL       Twin Shores              Longboat Key, FL
Holland                      Fort Lauderdale, FL       Valley Pines             El Paso, TX
Kings and Queens             Lakeland, FL              Village Glen             Melbourne, FL

Profile of Appraiser                                                           3

Recreational Vehicle Parks
--------------------------

Avalon RV Park           Clearwater, FL        Pioneer Creek                    Bowling Green, FL
Camp Inn                 Frostproof, FL        Rainbow Village                  Clearwater, FL
Forest Lake Village      Zephyrhills, FL       Space Coast RV Resort            Rockledge, FL
Hide Away                Ruskin, FL            Sunshine RV                      Vero Beach, FL
Holiday RV Resort        Leesburg, FL          Topics                           Hudson, FL
Horizon RV Park          Davenport, FL         Twelve Oaks                      Sanford, FL
Key RV Park              Marathon, FL          Village Park                     Orange City, FL

Self-Storage Facilities
-----------------------

Affordable Self Storage  Loganville, GA        Orange Avenue                    Tallahassee, FL
Alpine Self Storage      Rockford, IL          Plantation Xtra Storage          Plantation, FL
Baytree Self Storage     Valdosta, GA          St. Augustine Self Storage       St. Augustine, FL
Budget Self Storage      Sterling, VA          Southern Self Storage            Riviera Beach, FL
Delray Mini Storage      Delray Beach, FL      Storage Express                  Lauderhill, FL
Edison Lock Up           Edison, NJ            Valdosta Self Storage            Valdosta, GA
Extra Space              Lauderhill, FL        Xtra Space                       Orlando, FL
Howell Self Storage      Howell, NJ            Your Extra Attic                 Duluth, GA
Hyde Park Storage        Tampa, FL             Your Extra Attic                 Norcross, GA
Jacksonville Storage     Jacksonville, FL      Your Extra Attic                 Stockbridge, GA
Okeechobee Storage       Hialeah Gardens, FL   Your Extra Attic                 Winters Chapel, GA

Hotels/Resorts
--------------

Canyon Ranch in the Berkshires                 Howard Johnson Maingate
Comfort Inn Kissimmee                          Hyatt On Union Square
Comfort Suite Asheville                        Hyatt Orlando
Embassy Suites Boca Raton                      Hyatt Wilshire
Hotel Nikko San Francisco                      Hyatt Regency Houston
Hilton Southwest Freeway Houston               La Samanna
Hollywood Beach Hilton                         Ramada Resort Maingate
Holiday Inn Gainesville                        Westin Washington, D.C.

Profile of Appraiser                                                           4

Financial
---------

Belgravia Capital                                 Heller Financial
Bloomfield Acceptance Company                     Household Finance Corporation
Chase Manhattan Bank                              Irving Leasing Corporation
Chrysler Capital Corporation                      Mfd. Housing Community Bankers
Citicorp Real Estate                              Mellon Bank
Collateral Mortgage                               Morgan Stanley
CoreStates Financial Corporation                  NationsBank
Credit Suisse First Boston                        Nomura Securities
FINOVA Capital                                    Pacificorp Financial Services
First Union Corporation                           PACTEL Finance
GE Capital                                        Society National Bank
Goldman Sachs                                     Sun America Insurance
Greentree Financial                               Union Capital

Real Estate/Real Estate Investment
----------------------------------

W.P. Carey & Company, Inc.                        LaSalle Partners
Chateau Communities                               Las Colinas Corporation
Continental Communities                           Metropolitan Life
Delaware North Companies                          MHC
Dillon Read Real Estate Inc.                      National Home Communities
Drexel Burnham Lambert Realty, Inc.               Pitney Bowes Credit Corp.
First Boston Corporation                          Salomon Brothers, Inc.

EDUCATIONAL BACKGROUND
----------------------

University of Florida, B.A.

College of William and Mary, M.B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute

PUBLICATIONS
------------

   Mr. Whitcomb has authored an article on ad valorem taxes and cogeneration facilities for Cogeneration and Resource Recovery magazine.
                  ----------------------------------

TESTIMONY
---------

   Mr. Whitcomb has presented expert testimony in United States Tax Court.